Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

PARADYNE NETWORKS, INC.,

NET TO NET TECHNOLOGIES, INC.,

NET TO NET TECHNOLOGIES LTD,

NET TO NET TECHNOLOGIES GMBH

AND

for the limited purpose of Section 5.12, Article VIII, Section 7.9 and Section 10.13

hereof,

CERTAIN STOCKHOLDERS OF NET TO NET TECHNOLOGIES, INC.

Dated as of July 24, 2004

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3.26	Solvency	22
3.27	Accredited Investor	22
3.28	Acknowledgment of Restrictions	23
3.29	Investment Intent	23
3.30	Loans to Insiders; Affiliate Transactions	23
3.31	Statements True and Correct	24
3.32	Definition of “knowledge”	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		24

4.1	Organization of the Buyer	24
4.2	Authorization	24
4.3	Capitalization	24
4.4	No Conflict or Violation	25
4.5	Consents and Approvals	25
4.6	Brokers	25
4.7	Organizational Documents	26
4.8	SEC Filings	26
4.9	Litigation	26
4.10	Compliance with Laws	26
4.11	No Integration	26
4.12	Financial Statements	27
4.13	No Material Adverse Change	27

ARTICLE V COVENANTS OF THE PARTIES PRIOR TO THE CLOSING		27

5.1	Conduct of Business	27
5.2	Access to Information	28
5.3	Regulatory and Other Authorizations	29
5.4	Sales and Transfer Taxes	29
5.5	Insurance	29
5.6	Further Action	29
5.7	Non-Assignable Leases, Contracts, and Permits	29
5.8	Sellers Disclosure Memorandum	30
5.9	Notification of Changes	30
5.10	Accounts Payable	30
5.11	Notice of Stockholder Action by Written Consent in Lieu of Meeting	31
5.12	Officers’ and Directors’ Indemnification	31
5.13	Stock Options	31
5.14	Amendment to this Agreement; Documents	31

ARTICLE VI CONDITIONS TO CLOSING		32

6.1	Conditions to Obligations of the Sellers	32
6.2	Conditions to Obligations of the Buyer	33

ARTICLE VII COVENANTS OF THE PARTIES AFTER THE CLOSING		35

7.1	Confidentiality	35
7.2	Books and Records; Access to Information	35
7.3	Mail Received After Closing	36

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7.4	No Solicitation and No Competition	37
7.5	Discharge of Business Obligations	37
7.6	UCC Matters	37
7.7	Transition with Mack	37
7.8	Name Change	37
7.9	Prohibited Distributions by the Parent	38
7.10	Restrictive Legend	38
7.11	Value Added Tax	39
7.12	U.K. Employees	39
7.13	Further Action	40
7.13	Foreign Employees	40

ARTICLE VIII INDEMNIFICATION		40

8.1	Survival of Certain Representations and Warranties	40
8.2	Indemnification by the Buyer	40
8.3	Indemnification by the Parent and the Stockholders	42

ARTICLE IX TERMINATION AND ABANDONMENT		45

9.1	Methods of Termination	45
9.2	Procedure Upon Termination	45
9.3	Effect of Termination	46

ARTICLE X MISCELLANEOUS		46

10.1	Defined Terms	46
10.2	Specific Performance	51
10.3	Assignment	51
10.4	Notices	51
10.5	Choice of Law	53
10.6	Resolution of Conflicts; Arbitration	53
10.7	Entire Agreement; Amendments and Waivers	54
10.8	Counterparts	54
10.9	Invalidity	54
10.10	Headings	54
10.11	Expenses	54
10.12	Publicity	54
10.13	Appointment of Stockholders Representative; Acceptance; Effectiveness	54
10.14	Bulk Sales Laws	55

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EXHIBITS

Exhibit	Description
Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Warrant
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Accredited Investor Questionnaire
Exhibit E	Confidentiality Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of July 24, 2004 (together with all exhibits hereto, the “Agreement”), is by and among Paradyne Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (the ”Buyer”), Net to Net Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), Net to Net Technologies Ltd, a private limited company organized and existing under the laws of England and Wales (“Limited”), Net to Net Technologies GmbH, a company organized and existing under the laws of Germany (together with Limited, the “Subsidiaries”; each of the Parent and the Subsidiaries is individually a “Seller” and collectively the “Sellers”), and for the limited purpose of Section 5.12, Article VIII, Section 7.9 and Section 10.13 hereof, Summit Investors III, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Summit Investors”), Summit V Advisors Fund, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Summit Advisors”), Summit V Advisors Fund (QP), L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Summit QP”), Summit V Companion Fund, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Summit Companion”), Summit Ventures V, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Summit Ventures” and together with Summit Investors, Summit Advisors, Summit QP and Summit Companion, “Summit Partners”), North Atlantic Venture Fund III, a limited partnership organized and existing under the laws of the State of Delaware (“North Atlantic”), Christopher J. Oliver, an individual resident of the State of New Hampshire (“Oliver”) and Keith R. Hoult, an individual resident of the United Kingdom (“Hoult”) (Summit Partners, North Atlantic, Oliver and Hoult shall be collectively referred to herein as the “Stockholders”).

RECITALS

WHEREAS, the Sellers are presently engaged in the design, marketing and sale of Ethernet-based Internet Protocol broadband access infrastructure and equipment (the “Business”);

WHEREAS, subject to the terms and conditions of this Agreement, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the assets of the Sellers related to the Business;

WHEREAS, the Sellers desire that the Buyer assume, and the Buyer has agreed to assume, certain of the liabilities, as described herein and as further set forth in the Assumption Agreement (as hereinafter defined), of the Sellers related to the Business;

WHEREAS, this Agreement must be approved by (i) the affirmative vote of holders of a majority of outstanding shares of the Parent’s common stock, par value $0.01 per share, and Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), voting together as a single class, (ii) the affirmative vote of two-thirds (2/3) of the outstanding shares of Preferred Stock and (iii) the affirmative vote of the Parent as the sole stockholder of each of the Subsidiaries (collectively, the “Requisite Votes”), which votes will occur on the date hereof by means of separate written consent actions; and

WHEREAS, on the date hereof, each Stockholder who has executed the signature page to this Agreement and who owns shares of the Parent’s capital stock will execute in their capacity as a stockholder a written consent in lieu of a meeting of the stockholders of the Parent approving the terms of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF TRANSFERRED ASSETS

1.1 Transferred Assets. Subject to the terms and conditions of this Agreement, the Sellers shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase and acquire from the Sellers, on the Closing Date the following (the “Transferred Assets”):

(a) The Sellers’ rights in, to and under the real estate leases and subleases described in Section 1.1(a) of the Sellers’ Disclosure Memorandum (the “Sellers Disclosure Memorandum”) (the “Leases”), together with all of the Sellers’ right, title and interest, if any, in the building, office, warehouse or plant space, fixtures and improvements thereon and any security deposits relating to the Leases (the “Leased Real Property”) and any and all assignable warranties of third parties covering such buildings, fixtures and improvements;

(b) The Sellers’ rights in, to and under all machinery, spare parts, equipment, furniture and fixtures of the Sellers located in, on or about the Leased Real Property, and used principally in connection therewith and in connection with the Business, including, without limitation, those set forth in Section 1.1(b) of the Sellers Disclosure Memorandum (the “Equipment”), and any and all assignable warranties of third parties covering the Equipment;

(c) All rights of the Sellers in, to and under (i) the leases, licenses (including patent, know-how and trademark licenses), contracts and commitments of Sellers relating to the Business set forth in Section 1.1(c) of the Sellers Disclosure Memorandum, and further including, without limitation, commitments for additions to property, plant or equipment deliverable after the Closing Date, and all unfilled purchase orders of the Business existing as of the Closing Date (the “Contracts”) and (ii) all security deposits related to the Contracts;

(d) All of the Sellers’ inventory of work in process, samples, finished goods, raw materials and supplies located on the Leased Real Property or located elsewhere and related to the Business (the “Inventory”);

(e) All rights of the Sellers in, to and under all Intellectual Property Rights, including, without limitation, those set forth in Section 1.1(e) of the Sellers Disclosure Memorandum;

(f) Subject to Section 7.2(b) hereof, all books, records, accounting records, drawings, customer lists, files and documents (including computer tapes or disks) of the Sellers relating to the Business or the Transferred Assets that are located upon the Leased Real Property or elsewhere and are in all cases related primarily to the operations of the Business, or are necessary for the daily operations of the Business (the “Records”), but not the minute books, corporate seals, organizational documents, stock or membership interest books, consolidated financial statements and tax records or other records of the Sellers excluded under Section 1.2(d) hereof;

(g) To the extent assignable, all permits, licenses, certificates and governmental or regulatory authorizations which the Sellers have obtained for the conduct of the Business, including without limitation, those set forth in Section 1.1(g) of the Sellers Disclosure Memorandum (the “Permits”);

(h) All accounts and notes receivable of the Sellers as of the Closing Date for products sold, arising out of the conduct of the Business, including without limitation, those set forth in Section 1.1(h) of the Sellers Disclosure Memorandum;

(i) All rights of the Sellers in, to and under all of the Sellers’ data processing programs used in the conduct of the Business, including accounting, invoicing, auditing and data processing programs, including without limitation, those set forth in Section 1.1(i) of the Sellers Disclosure Memorandum (the “Computer Programs”);

(j) All other assets of the Sellers, including miscellaneous office supplies, used in the conduct of the Business and located on the Leased Real Property or elsewhere and in all cases related primarily to the operations of the Business or necessary for the daily operations of the Business;

(k) The Sellers’ goodwill, if any, associated with the Business;

(l) All of the Sellers’ intangible rights with respect to claims for warranties or defects of workmanship, manufacturing or design against third parties relating to any of the Transferred Assets;

(m) All of the Sellers’ cash and cash equivalents on hand (including all undeposited checks) and in banks or other financial institutions at the Closing, including all petty cash, subject to Section 1.7 hereof; and

(n) All rights which the Sellers possess to use the corporate name “Net to Net Technologies” in connection with the Business.

1.2 Excluded Assets. The Sellers shall retain, and the Buyer shall not purchase, the following assets (collectively, the “Excluded Assets”), all of which shall remain the exclusive property of the Sellers, free and clear of any claim of the Buyer except as provided for herein:

(a) The capital stock of the Sellers and their respective subsidiaries that is outstanding at the Closing;

(b) The consideration to be delivered by the Buyer to the Sellers pursuant to this Agreement and any ancillary agreements;

(c) The rights and benefits which accrue or will accrue to the Sellers under this Agreement and any ancillary agreements;

(d) The Sellers’ respective minute books, corporate seals, organizational documents, stock or membership interest books, consolidated financial statements and tax records and other records relating exclusively to the organization and capitalization of each Seller;

(e) All rights of the Sellers in and to all information and matters constituting, subject to, and/or arising out of, the attorney-client privilege and/or attorney work product between any law firm and any Seller as a result of such law firm’s legal representation of such Seller in connection with the transactions contemplated by this Agreement and any ancillary agreements, except as to any such information and matters relating to the rights of the Sellers in, to and under the Intellectual Property Rights;

(f) Any assets and property disposed of by the Sellers prior to the Closing in accordance with this Agreement; and

(g) That certain lease dated April 3, 2001 by and between Net to Net Technologies GmbH and Graf Solous-Laubach’sche Liegenschaftsverwaltung, together with all of such Seller’s right, title and interest, if any, in the building, office, warehouse or plant space, fixtures and improvements thereon and any security deposits relating to such leases and any and all assignable warranties of third parties covering such buildings, fixtures and improvements.

1.3 Assumption of Liabilities by the Buyer. Subject to the terms and conditions of this Agreement, the Buyer and the Sellers shall execute and deliver the Assumption Agreement, substantially in the form attached hereto as Exhibit A, on the Closing Date. Pursuant to such Assumption Agreement and this Agreement, the Buyer shall assume the following Liabilities of the Sellers (the “Assumed Liabilities”):

(a) Subject to Section 5.10 hereof, (v) trade accounts payable that as of the Closing are not older than the net terms under the applicable original billing terms of the vendor or third party obligee as evidenced by a writing with such obligee and with respect to Mack, not older than 30 days, (x) accrued operating expenses of the Sellers, including outstanding employee payroll salary amounts, bonuses, sales commissions, 401(k) plan matching contributions and miscellaneous employee expense reimbursement amounts in each case and only for the current pay period (except that the Buyer shall assume the expense reimbursement amounts which need not be for the current pay period so long as such amounts would be reimbursed in accordance with Sellers policies and past practices and the accrued employee bonuses and salaries which need not be for the current pay period so long as such amounts do not exceed the amounts set forth on Section 1.3(a) of the Sellers Disclosure Memorandum for such employee), (y) with respect to employees residing in the United States, to the extent an employee hired by the Buyer has agreed to transfer accrued vacation to Buyer in connection with his or her employment in lieu of cash payment for such vacation, then such accrued vacation (but in the case of (v), (x) and (y) only to the extent properly recorded on the Sellers’ Closing Balance Sheet with respect to such amount incurred on or prior to the Closing Date) and (z) any other Liabilities (other than trade accounts payable, accrued operating expenses, accrued vacation, Liabilities resulting from or arising out of (A), (B) or (C) in Section 1.3(b), or Liabilities for which Buyer is entitled to indemnification under this Agreement) of the Business (including receiving accruals, marketing development funds, and extended service agreements, but excluding in each such case, overdue amounts or amounts that, consistent with past practices, would have been paid in prior periods) which, in the case of (v), (x), (y) and (z) above (i) were incurred in the ordinary course of business consistent with past practices, (ii) arose only from expenditures related directly to the Business of the Sellers, (iii) are not payable to or with respect to or for the benefit of any Affiliate of Sellers, (iv) are not intercompany obligations of one Seller to another Seller, and (v) are not Excluded Liabilities;

(b) The obligations of the Sellers under the Leases and Contracts to the extent such obligations are not required to be performed prior to the Closing Date, are disclosed on the face of the Leases and Contracts and accrue and relate to the operations of the Business subsequent to the Closing Date; provided, however, that the Buyer shall not assume or agree to pay, discharge or perform any Liabilities resulting from or arising out of (A) any Default by the Sellers on or prior to the Closing Date under or with respect to any such Leases or Contracts, (B) product returns due to a breach of a Contract or due to the failure of such products to be in accordance with the specifications set forth in the Contract, in either case in an amount in the aggregate in excess of $50,000 or failures to perform under the Leases or Contracts or (C) any transactions pursuant to such Leases or Contracts that were not made in the ordinary course of the Sellers’ business consistent with past practice.

1.4 Excluded Liabilities. The Sellers shall retain and be solely responsible for all Liabilities or obligations of the Sellers other than the Assumed Liabilities (the “Excluded Liabilities”), provided, that notwithstanding any provision to the contrary in this Agreement, the Excluded Liabilities shall include, without limitation, and in no event shall the Buyer assume or incur any Liability or obligation in respect of any of the following items:

(a) Any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Sellers, or alleged to have been made by the Sellers, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold or leased by or on behalf of the Sellers on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

(b) Subject to Section 1.6(c), any federal, state, local or foreign income or other Tax of the Sellers (i) payable with respect to the Sellers or Stockholders or any member of any affiliated group of which either is a member for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by the Sellers or Stockholders or any member of any affiliated group of which either is a member of this Agreement and the transactions contemplated hereby;

(c) Any Liability or obligation under, in connection, or with respect to the Excluded Assets;

(d) Any Liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Sellers, whether or not employed by the Buyer after the Closing, or under any Plan, agreement, contract, benefit arrangement or otherwise with respect thereto, other than payroll, 401(k) plan matching contributions and miscellaneous employee expense reimbursements as described in Section 1.3(a) and other than accrued vacation for employees residing in the U.S. to the extent an employee hired by the Buyer has agreed to transfer such accrued vacation to Buyer in connection with his or her employment in lieu of cash payment for such vacation as described in Section 1.3(a). The Buyer shall assume no Liability under any Plan, and the Buyer shall not be required to adopt, assume or continue any such Plan after the Closing Date. All employees of the Sellers who are employed by the Buyer on or after the Closing Date shall be new employees of the Buyer and any prior employment by the Sellers of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which the Buyer may make available to its employees, except to the extent required by Law in which case Sellers shall fully indemnify Buyer for any costs or expense related thereto to the extent that Buyer would not have otherwise incurred such costs or expenses;

(e) Any Liability or obligation, including, without limitation, all severance payments, termination costs, fines, pension payments, payments with respect to pre-termination notice periods, penalties and other such expenses (including any legal fees incurred in connection thereto) related to termination, with respect to or arising out of the termination or ceasing of employment of all employees of Sellers that are hired or deemed to be employees of Buyer who are terminated within ninety (90) days of the Effective Time, and with respect to the employees residing in the U.S., in an amount equal to the amount that would be due from the Sellers in accordance with the Sellers’ severance policies in effect at the Closing if such employees were terminated by the Sellers at that time.

(f) Any Liability or obligation of the Sellers or Stockholders arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts;

(g) Any Liability incurred by the Sellers as a result of any Default by such Seller under any provision of this Agreement or any document or agreement delivered in connection with this Agreement;

(h) Any Liability of the Sellers to any current or former stockholder or Affiliate of such Seller, including any dissenters’ rights, and any Liability (including, but not limited to, any indebtedness or other obligation) of one Seller to another Seller;

(i) Any Liability relating to any Litigation relating to, based upon, or arising out of the conduct of the Business, ownership of the Transferred Assets or other events or circumstances that existed, on or prior to the Closing Date, including any Litigation related to the Sellers’ current manufacturing arrangements;

(j) Any claim by any broker, finder or other Person employed or allegedly employed by the Sellers or the Stockholders in connection with the transactions contemplated by this Agreement; or

(k) Any Liabilities that arise as a result of Sellers’ violation of Law, including without limitation non-compliance with the bulk sales laws.

1.5 Purchase Price.

(a) Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Transferred Assets, the Buyer shall deliver to the Parent (for the benefit of each of the Sellers) an aggregate purchase price equal to the following:

(i) At the Closing, the sum of $2,700,000, payable by wire transfer, in immediately available funds, to an account which the Parent shall designate in writing to the Buyer, in lawful money of the United States of America (the “Closing Cash Payment”);

(ii) At the Closing, that certain number of shares of Buyer Common Stock that results from dividing $3,000,000 by the Average Closing Price of Buyer Common Stock and rounding the quotient up to the nearest whole number (the “Closing Stock Payment”);

(iii) At the Closing, a warrant, substantially in the form attached hereto as Exhibit B (the “Warrant”), to acquire Buyer Common Stock equal to that certain number of shares of Buyer Common Stock that results from dividing $5,000,000 by the Average Closing Price of Buyer Common Stock and rounding the quotient up to the nearest whole number. The Warrant will have an exercise price equal to 120% of the Average Closing Price of the Buyer Common Stock; and

(iv) Subject to Section 8.3, on the first anniversary of the Closing Date (or on the first Business Day thereafter if such date falls on a Saturday, Sunday or legal holiday), the sum of $300,000 reduced by (i) the amount of the penalties, termination costs, cancellation charges, mark-up fees, or other such obligations paid by the Buyer to Mack Technologies, Inc. (“Mack”), if any, as a direct result of the transition of Mack’s manufacturing relationship from the Sellers to the Buyer in accordance with Section 7.7 and (ii) the amount of any penalties, termination costs or other such obligations or fees paid by the Buyer in connection with the assignment of any Contract, Lease or Permit hereunder (provided, however, that the Buyer shall use its commercially reasonable efforts to minimize such penalties, termination costs and other such obligations or fees and provided, further that the Buyer shall use its commercially reasonable efforts to offer Sellers the opportunity to participate in the process of obtaining any necessary consents hereunder after the Closing Date), payable by wire transfer, in immediately available funds, to an account which the Parent shall designate in writing to the Buyer, in lawful money of the United States of America (the “Holdback”). With respect to the recovery of amounts set forth in clause (ii) above relating to the assignment of any Contract, Lease or Permit, Buyer shall determine in its sole and absolute discretion whether to seek recovery against the Holdback or whether to seek indemnification under Section 8.3.

(b) Allocation of Consideration. All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the regulations thereunder shall be allocated among the assets related to the Business and any other rights acquired by the Buyer hereunder, as applicable, in the manner required by Section 1060 of the Code and the regulations thereunder and all applicable laws. Within sixty (60) calendar days after the Closing Date, the Buyer shall provide the Parent with a proposed schedule (the “Allocation Schedule”) allocating all such amounts as provided herein. The Allocation Schedule shall become final and binding on the parties hereto fifteen (15) calendar days after the Buyer provides such schedule to the Parent, unless the Parent objects in writing to the Buyer, specifying the basis for its objection and preparing an alternative allocation. If the Parent does object, the Parent and the Buyer shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to the Buyer of the Parent’s objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to KPMG (the “Accounting Arbitrator”) for determination, with such determination being final and binding on the parties hereto. The Parent and the Buyer will each pay one-half of the fees and expenses of the Accounting Arbitrator. The Parent and the Buyer shall cooperate with each other and the Accounting Arbitrator in connection with the matters contemplated by this Section 1.5(b), including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested. Each of the parties hereto agrees to (a) prepare and timely file all Tax Returns, including, without limitation, Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all tax purposes. The parties hereto will revise the Allocation Schedule to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement. In the case of any payment referred to in the preceding sentence, the Buyer shall propose a revised Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

(c) Prorations. Any ad valorem, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the assets of the Business or the conduct of the Business, which relate to periods both before and after the Closing Date, shall be prorated and adjusted between the Parent and the Buyer as of the Closing Date on a per diem basis. The Parent shall be responsible for and pay to the Buyer, on the Closing Date, the portion of such amounts allocable to the period or portion thereof ending on the Closing Date for which payment is due after the Closing Date, and the Buyer shall pay to the Parent, on the Closing Date, the portion of such amounts allocable to the period or portion thereof beginning after the Closing Date, for which payment has been made or caused to be made by the Parent prior to or on the Closing Date.

1.6 Withholding Taxes. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers, in respect of which such deduction and withholding was made by the Buyer.

1.7 Certain Adjustments.

(a) As promptly as practicable, but not later than sixty (60) days after the Closing Date, the Parent will cause to be prepared and delivered to the Buyer a consolidated balance sheet of the Parent as of the Closing Date (the “Closing Balance Sheet”) and a certificate based on the Closing Balance Sheet setting forth in reasonable detail the Parent’s calculation of the Closing Working Capital and the Net Cash on Hand (the “Closing Net Cash On Hand”) as of the Closing Date (the “Closing Working Capital Certificate”). The Closing Balance Sheet shall (i) include the consolidated financial position of the Parent and its consolidated subsidiaries and (ii) present the consolidated financial position of the Parent and its subsidiaries as of the close of business on the Closing Date. The Closing Balance Sheet and the Closing Working Capital Certificate shall be prepared in accordance with GAAP consistent with the Sellers’ past practices.

(b) If the Closing Net Cash on Hand is less than $100,000 as determined in accordance with this Section 1.7, the Parent shall deliver to the Buyer an amount equal to the shortfall by wire transfer of immediately available funds and if the Closing Net Cash on Hand is more than $100,000 as determined in accordance with this Section 1.7 and the Closing Working Capital as determined in accordance with Section 1.7(c) is greater than $1,000,000, the Buyer shall deliver to the Parent an amount equal to the excess of the Closing Net Cash on Hand over $100,000 by wire transfer of immediately available funds (collectively, the “Net Cash Adjustment”). Any payment pursuant to this Section 1.7(b) shall be made within ten (10) days after the Closing Net Cash on Hand has been determined in accordance with this Section 1.7.

(c) If the Closing Working Capital, including any amount delivered by Parent to Buyer pursuant to Section 1.7(b), is less than $1,000,000 as determined in accordance with this Section 1.7, the Parent shall deliver to the Buyer an amount equal to the shortfall by wire transfer of immediate available funds (the “Working Capital Adjustment”). Any payment pursuant to this Section 1.7(c) shall be made within ten (10) days after the Closing Working Capital has been determined in accordance with this Section 1.7.

(d) The Sellers shall provide reasonable access to the Buyer and the Buyer’s accountants to the books and records that are under its control or custody and that are necessary to review and evaluate the Closing Balance Sheet and Closing Working Capital Certificate and will cause its accountants to provide access to the relevant work papers.

(e) The Buyer shall have thirty (30) days from the date of its receipt of the Closing Balance Sheet and Closing Working Capital Certificate to review the Closing Balance Sheet and Closing Working Capital Certificate and to agree or disagree as the amounts reflected thereon. If the Buyer does not agree with the Closing Balance Sheet and Closing Working Capital Certificate, then the Buyer shall, within such thirty (30) day period, deliver a written objection to the Parent that shall specify in reasonable detail the basis for the objection on a line item basis and a computation of the Closing Net Cash on Hand and the Closing Working Capital asserted by the Buyer (the “Working Capital Objection”). Upon the Parent’s receipt of the Working Capital Objection, the Buyer and the Parent shall negotiate in good faith to resolve the Working Capital Objection, but if the Working Capital Objection cannot be resolved by negotiation between the Parent and the Buyer within thirty (30) days after the Parent’s receipt of the Working Capital Objection, the Buyer and the Parent shall cause the matter to be submitted to the Accounting Arbitrator which shall review the Closing Balance Sheet and Closing Working

Capital Certificate and any relevant work papers and determine the amount, if any, of the Net Cash Adjustment and/or Working Capital Adjustment, as the case may be, that is due by the Parent hereunder, and notify the parties in writing of its determination within thirty (30) days following the receipt of the matter, which determination shall be final, conclusive and binding on all parties. Each party shall be entitled to make a presentation to the Accounting Arbitrator setting forth such party’s position regarding the Closing Balance Sheet and the Closing Working Capital Certificate and the Accounting Arbitrator shall consider any such presentation in making its determination hereunder. The fees and expenses of the Accounting Arbitrator shall be shared by the Buyer and the Parent in inverse proportion to the amount in dispute for which each of them is successful.

ARTICLE II

CLOSING

2.1 Closing. The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia as soon as possible, but in no event later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article VI to the extent such conditions are capable of being satisfied at or prior to the Closing, commencing at 9:00 A.M., local time, or at such other time and place as the Parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). The Closing shall be effective as of 12:01 AM local time on the Closing Date (the “Effective Time”).

2.2 Sellers’ Deliveries at the Closing. At the Closing, the Sellers shall deliver to the Buyer bills of sale, deeds, endorsements, assignments and all other instruments of transfer, reasonably satisfactory in form and substance to the Buyer and its counsel, as shall be effective and necessary to vest in the Buyer all of the Sellers’ interest in and title to the Transferred Assets, together with the certificates and other agreements contemplated by Article VI.

2.3 Buyer’s Deliveries at the Closing. At the Closing, the Buyer shall deliver to the Parent (i) the Closing Cash Payment, the Closing Stock Payment and the Warrant, as provided in Section 1.5, (ii) the Assumption Agreement duly executed by the Buyer, and (iii) the certificates and other agreements contemplated by Article VI.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby represents and warrants to the Buyer as follows:

3.1 Organization of Seller. Each of the Sellers is duly organized, validly existing and in good standing as a corporation under the laws of their jurisdiction of incorporation and each has full corporate power and authority to conduct the Business as it is presently being conducted by each such Seller and to own and/or lease, as applicable, its properties and assets. The Sellers are duly qualified to do business and are in good standing as a foreign corporation in each jurisdiction where the nature of their business or their ownership of property makes such qualification necessary, other than where such failure to so qualify would, individually or in the aggregate, not have a Material Adverse Effect.

3.2 Authorization. The Sellers have all necessary corporate power and authority to enter into this Agreement and subject to the Requisite Votes, have taken all corporate action necessary to consummate the transactions contemplated hereby and to perform their obligations hereunder. The Board of Directors of the Parent has unanimously approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers, subject to the Requisite Votes, and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, is a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The only vote of holders of any class or series of the Sellers’ capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby is the Requisite Votes, which may be obtained by written consent.

3.3 Capitalization. The capital stock of the Parent consists solely of 22,000,000 authorized shares of common stock, par value of $0.01 per share, of which 11,951,287 shares are issued and outstanding, and 6,849,313 authorized shares of preferred stock, par value of $0.01 per share, of which 6,849,313 shares are issued and outstanding. Except as set forth in Section 3.3 of the Sellers Disclosure Memorandum, there are no outstanding subscriptions, options, warrants, calls or rights of any kind, agreements or other commitments pursuant to which any stockholder or the Parent is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Parent. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on matters on which the stockholders may vote.

3.4 Subsidiaries. Section 3.4 of the Sellers Disclosure Memorandum sets forth each Subsidiary, the jurisdiction of its organization and each person’s ownership of the outstanding equity securities of such Subsidiary. Except as set forth in Section 3.4 of the Sellers Disclosure Memorandum, the Parent owns all of the equity securities of each Subsidiary, free and clear of any encumbrances.

3.5 Financial Statements; Financial Controls. The Parent has delivered to the Buyer the Financial Statements. Except as otherwise set forth therein, the Financial Statements are true, correct and complete and are based on the books and records of the Business, fairly present, in all material respects, the financial condition and, results of operations and cash flow of the Business, as of the dates and for the periods indicated therein, and have been prepared in accordance with GAAP consistently applied in accordance with the Sellers’ past practices. The Parent maintains accurate books and records reflecting the Transferred Assets and Assumed Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Parent and to maintain accountability for the Parent’s consolidated Transferred Assets; (iii) access to the

Transferred Assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Transferred Assets is compared with existing Transferred Assets at regular intervals; (v) accounts, notes and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vi) material information regarding the Parent’s operations and financial condition is accumulated and communicated to the Parent’s management, including its principal executive and financial officers. The Parent maintains controls and procedures designed to ensure that material information relating to the Business and the Transferred Assets is accumulated and communicated to the Parent’s management, including its principal executive and principal financial officers, or persons performing similar function, as appropriate.

3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Sellers Disclosure Memorandum:

(a) Since March 31, 2004, there has not been any change in the Business, Transferred Assets, or Assumed Liabilities except for (i) changes contemplated hereby or relating to the transactions contemplated hereby, (ii) changes in the ordinary course of business, or (iii) changes which have not, individually or in the aggregate, had a Material Adverse Effect.

(b) Since March 31, 2004, the Sellers have not declared, set aside, or paid any dividends or made any other payments (whether in cash, stock or property) in respect of any of the Sellers’ capital stock.

(c) Since March 31, 2004, no securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) have been effected by Sellers or any of their Affiliates.

(d) Since March 31, 2004, Ernst & Young LLP has not provided any non-audit services for the Sellers or any of their Affiliates.

(e) Since March 31, 2004, the Sellers have not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of the Sellers’ employees or consultants, except in the ordinary course of business to the extent consistent with past practice.

(f) Since March 31, 2004, the Sellers have operated the Business in accordance with normal sales pricing and have not extended the payment terms applicable to any customer.

(g) Since March 31, 2004, the Sellers have (i) maintained the payment and collection practices of their current assets and liabilities, including accounts payable and accounts receivable, in the ordinary course of business consistent with past practice (other than lengthening outstanding accounts payable), (ii) not repaid any indebtedness, except accounts payable in the ordinary course of business consistent with past practice, (iii) not declared or paid any dividend or distribution to their Stockholders, and (iv) not sold or otherwise transferred or granted an interest in any accounts receivables.

3.7 Title to Transferred Assets, Right to Convey. Except as set forth in Section 3.7 of the Sellers Disclosure Memorandum, the Sellers have good and marketable title to, or valid and marketable license to use, or valid and subsisting leasehold interests in, all of the Transferred Assets to be conveyed by it, free and clear of all liens, claims and encumbrances of every kind and nature, and will convey the same to the Buyer, subject however to the following (collectively, the “Permitted Encumbrances”):

(a) liens for Taxes and assessments not yet due and payable; and

(b) liens for Taxes, assessments, charges and other claims the validity of which the Sellers are contesting in good faith as set forth in Section 3.7 of the Sellers Disclosure Memorandum.

3.8 Contracts and Commitments.

(a) The Leases listed in Section 3.8(a) of the Sellers Disclosure Memorandum include all leases for the Leased Real Property, and copies thereof have been furnished to the Buyer. At least one of the Sellers is the lessee under the Leases listed in Section 3.8(a) of the Sellers Disclosure Memorandum. Except as set forth in Section 3.8(a) of the Sellers Disclosure Memorandum, the Sellers’ interest in the Leases is free and clear of any mortgages and liens, and is not subject to any deeds of trust, assignments, subleases or rights of any third parties known to or created or permitted by the Sellers.

(b) The Contracts set forth in Section 3.8(b) of the Sellers Disclosure Memorandum include all material leases for personal property, contracts and commitments related to the conduct of the Business and the operation of the Transferred Assets. Copies of the Contracts have been made available to the Buyer.

(c) Except as set forth in Section 3.8(c) of the Sellers Disclosure Memorandum, all Contracts and the Leases are in full force and effect, valid and existing and binding, and each of them is, to the Sellers’ knowledge, binding upon and enforceable against the other parties thereto in accordance with their respective terms. Neither the Sellers, nor, to the Sellers’ knowledge, any other party to such Contract or the Leases, is in default under the terms thereof, and, to the Sellers’ knowledge, there exists no condition which, after notice or lapse of time or both, would constitute such a default, other than those defaults which, individually, or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 3.8(c) of the Sellers Disclosure Memorandum, no consents to the assignment to the Buyer of any such Contracts or the Leases are required and the assignment of such Contracts or Leases will not cause a breach, default, event of default under or right to accelerate with respect to any such Contract or Lease.

(d) Except as set forth in Section 3.8(d) of the Sellers Disclosure Memorandum, none of the Sellers is a party to any written or oral:

(i) contracts materially affecting the Business and not made in the ordinary course of business;

(ii) contracts containing covenants limiting, in a manner which is material to the Business, its freedom to engage in any line of business in any geographic area or to compete with any Person;

(iii) contracts for employment or to employ, in connection with the Business, including without limitation contracts to employ executive officers and other contracts with officers or directors of the Sellers, which can not be terminated by the Sellers upon notice of thirty (30) days or less without penalty or premium;

(iv) agreement, contract, or commitment for the future purchases of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services used in the conduct of the Business involving in any one case $10,000 or more; or

(v) agreement, contract or commitment to sell or supply products or to perform maintenance, services or similar duties in connection with the Business involving in any one case $10,000 or more.

(e) Except as set forth in Section 3.8(e) of the Sellers Disclosure Memorandum, there exists no actual or, to the knowledge of the Sellers, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to, any material Contract, including without limitation, (i) the business relationship of the Sellers with any customer, distributor, or related group of customers or distributors whose purchases individually or in the aggregate are material to the operations and financial condition of the Business, (ii) the requirements of any customer or related group of customers of the Sellers whose purchases individually or in the aggregate are material to the operations and financial condition of the Business, or (iii) the business relationship of the Sellers with any material supplier to the Business.

3.9 No Conflict or Violation. Except as set forth in Section 3.9 of the Sellers Disclosure Memorandum, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any distribution by the Parent of the consideration payable pursuant to this Agreement will not result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Sellers, (b) a violation by the Sellers of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (c) the creation of any lien, charge, or encumbrance upon any of the Transferred Assets, or result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely effect the obligations of the Sellers under any of the Assumed Liabilities.

3.10 Consents and Approvals. Except as set forth in Section 3.10 of the Sellers Disclosure Memorandum, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority is required to be made or obtained by the Sellers or their Affiliates on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.11 Litigation. Except as set forth in Section 3.11 of the Sellers Disclosure Memorandum, there is no action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute, arbitration, investigation or reported claim, pending or, to the Sellers’ knowledge, threatened, before any court, governmental entity or arbitrator

(collectively, “Actions”), relating to (i) the Business or the Transferred Assets, (ii) any benefit plan for any officers, employees or agents of the Sellers employed in connection with the Business (collectively, “Personnel”), or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement.

3.12 Compliance with Law; Permits and Licenses.

(a) The Business has been, and is being, conducted in compliance in all material respects with all applicable laws, rules, regulations, orders, writs or decrees of any court or any governmental agency on instrumentality. Except as set forth in Section 3.12(a) of the Sellers Disclosure Memorandum, the Sellers have not received notice of any unremedied violation of any applicable law, rule, regulation, order, writ or decree of any court or any governmental agency or instrumentality (collectively, “Regulations”).

(b) Except as set forth in Section 3.12(b) of the Sellers Disclosure Memorandum, the Sellers hold all Permits necessary for the ownership and conduct of the Business in each of the jurisdictions in which the Business is presently being conducted or operated, and such governmental or regulatory licenses, permits and authorizations are in full force and effect, except where the failure to hold any thereof or the failure of any thereof to be in full force and effect would not have a Material Adverse Effect.

3.13 Brokers. Neither the Sellers nor any of their Affiliates has employed, or is subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions, other than Black Point Partners, Inc.

3.14 Intellectual Property Rights.

(a) The Sellers own, or are licensed or otherwise entitled to use the Intellectual Property Rights owned or purported to be owned by any Seller or licensed or purported to be licensed by any Seller from a third party, free and clear of all liens, claims and encumbrances other than Permitted Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own or be the licensee of the Intellectual Property Rights owned or purported to be owned by any Seller or licensed or purported to be licensed by any Seller from a third party. Except as set forth in Section 3.14(a) of the Sellers Disclosure Memorandum, all the intellectual property rights and registrations, applications and agreements related thereto, which in each case are owned by any Seller, are fully assignable to the Buyer without the consent of any third party.

(b) Section 3.14(b) of the Sellers Disclosure Memorandum also lists (i) all patents, patent applications, inventions disclosure forms and all registered copyrights and all registered and material unregistered trademarks and service marks included in the Intellectual Property Rights owned by any Seller, and, if applicable, specifies the jurisdictions in which each such Intellectual Property Right has been registered, including the respective registration numbers; (ii) all licenses, sublicenses and other agreements as to which the Sellers are a party and pursuant to which the Sellers or any other Person is authorized to use any Intellectual

Property Right except for licenses for software which is generally available; and (iii) if applicable, all parties to whom the Sellers have delivered copies of the Sellers source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Copies of all such licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by the Sellers to the Buyer.

(c) Except as set forth in Section 3.14(c) of the Sellers Disclosure Memorandum, the Sellers are not, or as a result of the execution and delivery of this Agreement or the performance of the Sellers’ obligations hereunder will not be, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in Section 3.14(b) of the Sellers Disclosure Memorandum.

(d) Neither the operation of the Business nor any Intellectual Property Right owned by any Seller infringes or conflicts with any trademarks, trade names, service marks, copyrights, trade secret rights or other intellectual property rights of any third party, other than the rights of any third party under any patent, and to the Sellers’ knowledge after reasonable due inquiry, neither the operation of the Business nor any Intellectual Property Right owned by any Seller infringes or violates the rights of any third party under any patent. Except as described in Section 3.14(d) of the Sellers Disclosure Memorandum, the Sellers have (i) duly maintained (including, without limitation, by paying maintenance fees and annuities, if any) the Intellectual Property Rights owned by any Seller which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world and (ii) taken commercially reasonable actions to protect the confidentiality of all trade secrets included in the Intellectual Property Rights.

(e) Except as set forth in Section 3.14(e) of the Sellers Disclosure Memorandum, no claims with respect to the Intellectual Property Rights have been asserted in writing or are threatened, written or otherwise, by any Person against any Seller, and there are no written claims against any Seller (i) to the effect that the manufacture, marketing, license, sale, offer for sale, import or use of any product or service as now used or offered or proposed for use or sale by the Sellers infringes any copyright, patent, trademark, trade secret or other intellectual property right of any third party or violates any license or agreement with any third party; (ii) contesting the right of the Sellers to use, sell, license or dispose of any Intellectual Property Rights; or (iii) challenging the ownership, validity, enforceability or effectiveness of any of the Intellectual Property Rights.

(f) To the Sellers’ knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of the Sellers.

(g) No Intellectual Property Right owned by any Seller is subject to any outstanding order, judgment, settlement agreement, decree, or, except as provided for in the terms of the relevant license, stipulation or agreement restricting in any manner the licensing thereof by the Sellers. The Sellers have not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right owned by the Sellers. The Sellers have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights owned by the Sellers.

(h) Except as set forth in Section 3.14(h) of the Sellers Disclosure Memorandum, no royalties or fees are payable by the Sellers to anyone for use of the Intellectual Property Rights owned or purported to be owned by any Seller or licensed or purported to be licensed by any Seller from a third party.

(i) All Intellectual Property Rights owned by the Sellers have been (i) developed by employees of Sellers, (ii) developed by independent contractors or (iii) acquired from a third party. Except as described in Section 3.14(i) of the Sellers Disclosure Memorandum, every current and former consultant, independent contractor or employee of the Sellers who have been engaged by the Sellers to create Intellectual Property Rights have entered into an agreement that requires such consultant, independent contractor or employee to assign to the Sellers any interest in any Intellectual Property Rights created by such Person in the course of his or her engagement with the Sellers that relates to the Business and to keep confidential any trade secrets, proprietary data or other proprietary business information of the Sellers and to the Sellers’ knowledge, no such consultant, independent contractor or employee is in breach of his, her or its obligations pursuant to any such agreement. To the Sellers’ knowledge, no such consultant, independent contractor or employee is a party to any other agreement that requires such individual to assign any interest in any Intellectual Property Rights created by such Person in the course of his or her engagement with the Sellers that relates to the Business to any Person other than the Sellers.

3.15 Employee Plans.

(a) Any Plan required to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. To the extent any Plan with an existing determination letter from the IRS must be amended to comply with the applicable requirements of the Tax Reform Act of 1986 and subsequent legislation, the time period for effecting such amendments will not expire prior to the Closing. The Sellers have furnished to the Buyer copies of the Plans and related Plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and to the extent still in its possession any material employee communications made within the prior twelve (12) months relating thereto) and, where applicable, will provide, as soon as practicable hereafter, copies of the most recent IRS determination letters and Forms 5500 with respect to any such Plan. Each Plan has been maintained and administered in all material respects in compliance with (i) its terms (whether written or otherwise), (ii) any oral written representations made to any participant or beneficiary by or on behalf of the Sellers, and (iii) the requirements prescribed by all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except to the extent noncompliance would not have a material adverse effect on the Sellers’ obligations and liabilities arising from such Plan or related provisions of ERISA and the Code. No Actions have been brought or to the Sellers’ knowledge, are threatened against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

(b) No Plan is a “defined benefit plan” within the meaning of Section 414(j) of the Code.

(c) Neither the Sellers nor any ERISA Affiliate of the Sellers maintain or contribute to or, within the past six years has maintained or contributed to, or been required to maintain or contribute to, any “defined benefit plan” (as defined in Section 414(j) of the Code), including any multiemployer plan within the meaning of Section 3(37) of ERISA.

(d) Except as specifically set forth in this Agreement, neither Buyer nor any ERISA Affiliate of the Buyer shall have any material liability or obligation with respect to (i) employment-related liabilities, whether contingent or otherwise, arising out of any individual’s employment or working relationship with the Sellers or any ERISA Affiliate of the Sellers or (ii) any Plan.

3.16 Taxes.

(a) Except as set forth in Section 3.16 of the Sellers Disclosure Memorandum, all Tax Returns required to be filed and relating in any manner to any of the Transferred Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct and complete in all respects.

(b) The Sellers have paid, or caused to be paid, all Taxes due with respect to any of the Transferred Assets or the Business whether or not shown (or required to be shown) on a Tax Return, and such Taxes paid include those for which Sellers may be liable in their own right, or as the transferee of the assets of, or as successor to, any other entity, or pursuant to Section 1.1502-6 or similar provision of state, local or foreign Law.

(c) There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Transferred Assets or the Business from any taxing authority which has not been fully paid or finally settled. There are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Transferred Assets or the Business. Except as set forth in Section 3.16 of the Sellers Disclosure Memorandum, the Sellers have not given nor has there been given on the Sellers’ behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Transferred Assets or the Business.

(d) The Sellers have complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate taxing authority, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

(e) No claim has ever been made by any taxing authority with respect to any of the Transferred Assets or the Business in a jurisdiction where the Sellers do not file Tax Returns that the Sellers may be subject to taxation in that jurisdiction.

(f) There are no encumbrances or security interests on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable but will be timely paid by the Sellers, there are, and will be after Closing, no liens, claims, charges and encumbrances upon any Transferred Asset relating to any Taxes for a period or portion thereof ending on or before the Closing Date.

(g) The Transferred Assets do not include any shares of capital stock of, or any other interest in, any Affiliate of the Sellers or any other Person.

3.17 Environmental and Other Regulations.

(a) Except as set forth in Section 3.17 of the Sellers Disclosure Memorandum, the Sellers are in compliance in all material respects with all applicable Laws and regulations relating to pollution and environmental control, equal employment opportunity and employee health and safety with respect to the Business or the Transferred Assets in all jurisdictions in which the Sellers are presently operating the Business.

(b) With respect to the Business, there are no actions, suits, claims, arbitration proceedings, or complaints pending or, to the Sellers’ knowledge, threatened by any governmental authority, municipality, community, citizen, or other entity, against the Sellers relating to environmental protection, compliance with environmental laws, or the condition of the Leased Real Property, nor are the Sellers aware of any unasserted action, suit, claim, proceeding, or complaint the assertion of which is probable.

(c) With respect to the Business, no lien has arisen or any of the Transferred Assets under or as a result of any federal, state or local Law, rule or registration relating to environmental protection.

3.18 Labor Matters.

(a) Section 3.18(a) of the Sellers Disclosure Memorandum contains a true and correct and complete list of all Personnel employed or engaged by the Sellers, any bonus received by any of them during the twelve months ended December 31, 2003, their current remuneration, and a description of all perquisites and fringe benefits they receive or are eligible to receive. Except as disclosed in Section 3.18(a) of the Sellers Disclosure Memorandum, the Sellers have not received any notice of intent to terminate employment from any Personnel listed in Section 3.18(a) of the Sellers Disclosure Memorandum. The Sellers, within the last three (3) years, have not experienced any organized slowdown, work interruption, strike, or work stoppage by employees of the Sellers. Except as set forth in Section 3.18(a) of the Sellers Disclosure Memorandum, the Sellers are not a party to nor do the Sellers have any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Personnel of the Sellers, nor are the Sellers obligated under any contract, order or law to recognize or bargain with any labor organization or union on behalf of such Personnel. Except as set forth in Section 3.18(a) of the Sellers Disclosure Memorandum, neither the Sellers, nor any of their officers, directors, or employees have been charged or, to the Sellers’ knowledge, threatened with the charge of any unfair labor practice, with respect to the Business within the last two (2) years. The Sellers have complied in all material respects with all applicable federal, state, local and foreign laws concerning the employment relationship and with all agreements relating to the employment of the Sellers’ employees. There are no pending or, to the Sellers’ knowledge, threatened claims, investigations, charges, hearings or Actions concerning labor issues. The Sellers are not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. Except as set forth in Section 3.18(a) of the Sellers Disclosure Memorandum, there is no outstanding policy, practice, plan, agreement or arrangement with respect to severance payments with respect to any employee. All Persons whom the Sellers have treated as independent contractors for compensation, tax, benefit or other purposes are properly qualified and classified as independent contractors under all applicable laws, rules, regulations, orders, writs or decrees of any court or any governmental agency or instrumentality and other regulatory standards and are not employees of the Sellers under any applicable laws, rules, regulations, orders, writs or decrees of any court or any governmental agency or instrumentality and other regulatory standard.

(b) The Sellers are in full compliance with and have not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder (the “Immigration Laws”). With respect to each employee (as defined in Section 274a.1(f) of Title 8, Internal Revenue Code of Federal Regulations) of the Sellers for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Internal Revenue Code of Federal Regulations) is required, the Sellers, have made available to the Buyer prior to the Closing Date copies of such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. The Sellers have never been the subject of any inspection or to the Sellers’ knowledge, any investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to Sellers’ knowledge, threatened.

(c) The Sellers have not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Sellers; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Sellers; and the Sellers have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 3.18(c) of the Sellers Disclosure Memorandum, none of the Sellers’ employees has suffered an “employment loss” (as defined in the WARN Act) since six (6) months prior to the Closing Date.

(d) Except as set forth in Section 3.18(d) of the Sellers Disclosure Memorandum, the Sellers have complied in all material respects with all applicable Laws relating to employee health and safety, and the Sellers have not received any notice from any governmental authority or any other Person that conditions within the last three years or present conditions of the Transferred Assets violate any applicable legal requirements or standards.

3.19 Insurance. Section 3.19 of the Sellers Disclosure Memorandum sets forth a list of the insurance policies providing insurance coverage for the Business and the Transferred Assets. Each of such policies is issued in favor of the Sellers and is valid, existing and binding and in full force and effect. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Business or the Transferred Assets which require or recommend changes in the conduct of the Business, or require any repairs or other work to be done with respect to any of the Transferred Assets or operations of the Business.

3.20 Sufficiency of Transferred Assets. Except as set forth in Section 3.20 of the Sellers Disclosure Memorandum, the Transferred Assets constitute substantially all the assets of the Sellers used in the Business as conducted by the Sellers prior to the date hereof, and constitute all the rights and assets necessary to conduct the Business in the ordinary course as presently conducted by the Sellers.

3.21 Inventory. Section 3.21 of the Sellers Disclosure Memorandum lists all inventory owned by the Sellers as of June 30, 2004, including goods supplied to the Sellers by suppliers, goods on consignment and all other goods customarily sold by the Sellers (whether located on the premises of the Sellers, in transit to or from such premises, in other storage facilities, or otherwise), and identifies whether such inventory is owned by the Sellers free and clear of any liens, claims, charges and encumbrances or held on consignment (collectively, the “Inventory”). The Inventory is valued at cost (determined on a first-in first-out basis) or market, whichever is lower, with allowances for excess and obsolete materials and materials below standard quality determined in accordance with GAAP consistently applied in accordance with the Sellers’ past practices. The quality and quantity of the Inventory is such that the Inventory is in all material respects readily usable and saleable in the ordinary course of the business of the Sellers, except such amounts as are reserved in accordance with GAAP consistently applied in accordance with the Sellers’ past practices. All Inventory in excess of reasonable estimated requirements for the Sellers based on current operations for the calendar year 2004 is set forth in Section 3.21 of the Sellers Disclosure Memorandum.

3.22 Suppliers. Section 3.22 of the Sellers Disclosure Memorandum lists the top ten (10) suppliers of the Sellers in terms of the dollar value of goods sold to the Sellers during the prior two years. Section 3.22 of the Sellers Disclosure Memorandum also contains a list of each supplier the Sellers reasonably expect to purchase goods from with an aggregate value exceeding $50,000, during the twelve months following the Closing Date. There has not been any event, happening or fact which would lead the Sellers to believe any of such suppliers will not continue to supply the current level and type of goods currently being provided to the Sellers on similar terms and conditions.

3.23 Customers. Section 3.23 of the Sellers Disclosure Memorandum lists the top ten (10) customers of the Sellers in terms of the revenues generated by such customers during the prior two years. Section 3.23 of the Sellers Disclosure Memorandum also contains a list of each customer the Sellers reasonably expect to sell goods to with an aggregate value exceeding $50,000 during the twelve months following the Closing Date. There has not been any event, happening or fact which would lead the Sellers to believe any of such customers will not continue to purchase the current level and type of goods currently being purchased by the customers on similar terms and conditions.

3.24 Backlog. Section 3.24 of the Sellers Disclosure Memorandum sets forth as of a date not earlier than 10 days prior to the date hereof, the backlog of orders that the Sellers are to ship and contract work to be performed by the Sellers. The Sellers either possess sufficient inventory of parts, materials and personnel to produce the same within their scheduled delivery dates or such parts of materials have lead times such that, absent the occurrence of a force majeure or other unforeseen event, the Sellers reasonably anticipate based on prior experience that they can acquire such parts and materials in time to produce and ship such backlog in accordance with its scheduled shipping date.

3.25 Accounts Receivable. All accounts receivable arise from bona fide transactions in the ordinary course of business; no contest with respect to the amount or validity of any amount is pending; and none of such accounts receivable is or will on the Closing be subject to any defenses, counterclaim, rights of return, refusals to pay or setoff except to the extent of the allowance therefor recorded in accordance with GAAP consistently applied in accordance with the Sellers’ past practices. The value at which accounts receivable are carried reflect the accounts receivable valuation policy of the Sellers. As of June 30, 2004 and as of the Closing, except as set forth in Section 3.25 of the Sellers Disclosure Memorandum, there is and will be (i) no account debtor or note debtor delinquent in its payment by more than 15 days, (ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligation for any reason, (iii) no account debtor or note debtor that is, to the knowledge of Sellers, insolvent or bankrupt and (iv) no account receivable or note receivable which is pledged to any third party by the Sellers. The Sellers hold no deposits from customers and have received no prepaid service contract revenue or other prepaid revenue.

3.26 Solvency.

(a) Each Seller is not now insolvent and each Seller will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) the Sellers will be able to pay their Liabilities as they become due in the usual course of its business; (ii) the Sellers will not have unreasonably small capital with which to conduct its proposed business; (iii) the Sellers will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened Actions, final judgments against the Sellers in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Sellers will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Sellers. The cash available to the Sellers, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments of the Sellers promptly in accordance with their terms.

3.27 Accredited Investor. The Parent represents and warrants that it is an “accredited investor” as defined in Regulation D under the Securities Act. The financial situation of the Parent is such that it can afford to bear the economic risk of holding the Buyer Common Stock acquired pursuant to this Agreement and pursuant to the Warrant (the “Acquired Stock”) and the Warrant for an indefinite period of time. The Parent can afford to suffer the complete loss of its investment in the Acquired Stock and the Warrant. The knowledge and experience of the Parent in financial and business matters is such that it is capable of evaluating the risk of the investment in the Acquired Stock and the Warrant. The Parent acknowledges that it has had access to such financial and other information, and has been afforded the opportunity to ask such questions of representatives of the Buyer and receive answers thereto, as the Parent has deemed necessary in order to consummate the transactions contemplated herein, and that no representation or warranty, express or implied, is being made by the Buyer with respect to the Buyer, the Acquired Stock or the Warrant, other than those expressly set forth herein.

3.28 Acknowledgment of Restrictions. The Parent acknowledges that the Acquired Stock and the Warrant must be held indefinitely unless subsequently registered for resale under the Securities Act or unless an exemption from such registration is available. The Parent is aware of the provisions of the SEC’s Rule 144 promulgated under the Securities Act, which permit limited resale of securities purchased in a private placement, subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the securities, (ii) the availability of certain current public information about the Buyer, (iii) the resale occurring not less than one year after a party has purchased and fully paid for the security to be sold, (iv) the sale being effected through a “broker’s transaction” or in a transaction directly with a “market maker,” and (v) the number of securities being sold during any three-month period not exceeding specified limitations.

3.29 Investment Intent. The Parent is acquiring the Acquired Common Stock and the Warrant for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; provided, however, that by making the representations herein, the Parent is not prohibited from selling or otherwise disposing of any of its Acquired Stock and the Warrant in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement; provided, further, that, subject to the prohibitions and limitations set forth in Section 7.9 hereof, the Parent is not prohibited from distributing the Acquired Common Stock and/or the Warrant to certain stockholders of the Parent (all of whom are “accredited investors” as defined in Regulation D under the Securities Act) entitled to receive the Acquired Stock and/or the Warrant upon any distribution of the consideration hereunder. The Parent understands and agrees that the Acquired Stock and the Warrant have not been registered under the Securities Act by reason of the exemption from the registration provisions of the Securities Act contained in Rule 506 of Regulation D and Section 4(2) of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Parent’s representations, warranties and covenants as expressed herein, which are being relied upon by the Buyer.

3.30 Loans to Insiders; Affiliate Transactions. Except as set forth in Section 3.30 of the Sellers Disclosure Memorandum, the Sellers have not extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to or for any director or officer of the Sellers or any of their Affiliates and there are currently no outstanding loans or extensions of credit to any director or officer of the Sellers or any of their Affiliates. Except as set forth in Section 3.30 of the Sellers Disclosure Memorandum, no Affiliate of the Sellers has engaged in any business dealings with the Sellers.

3.31 Statements True and Correct. No representation or warranty made by the Sellers, nor any statement, certificate or instrument furnished or to be furnished to the Buyer pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

3.32 Definition of “knowledge”. The phrases “to the knowledge of the Sellers”, “the Sellers have not received notice”, “to the Sellers’ knowledge”, “the Sellers have not been notified” and any other similar phrases as used in this Article III refer to the directors and executive officers of the Sellers after reasonable inquiry and, as to specific areas which are the subject of the representations and warranties, those employees of the Sellers having management or operational responsibilities related to such specific areas of the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

4.1 Organization of the Buyer. The Buyer is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and/or lease, as applicable, its properties and assets. The Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or its ownership of property makes such qualification necessary, other than where such failure to so qualify would, individually or in the aggregate, not have a material adverse effect on the Buyer.

4.2 Authorization. The Buyer has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 Capitalization. As of April 26, 2004, the capital stock of the Buyer consisted solely of 80,000,000 authorized shares of common stock, par value of $0.001 per share, of which 44,897,879 shares were issued and outstanding and 5,000,000 authorized shares of preferred stock, par value of $0.001 per share, of which none were issued and outstanding. All of such issued and outstanding shares are validly issued and outstanding, fully paid and non-assessable and none of such shares were issued in violation of any preemptive rights or in violation of any federal or state law. All of the shares to be issued in connection with the Closing Stock Payment have been duly authorized and, when issued and paid for as contemplated herein, will be validly issued, fully paid and non-assessable; and no preemptive rights of stockholders exist with respect to any of such shares or the issue and sale thereof. The Warrant has been duly authorized and represents a valid and binding obligation of the Buyer. The shares to be issued upon exercise of the Warrant have been duly authorized, reserved for issuance and, when issued and paid for as contemplated thereunder, will be validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated herein, the Parent will receive clear and marketable title to the Acquired Stock free and clear of any liens, restrictions or encumbrances of any nature, except for (i) restrictions on transfer imposed by and arising under applicable state and federal securities laws and (ii) liens, claims and encumbrances that result from any of the Sellers’ actions. Except as disclosed in the SEC Reports, the Buyer does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any of its securities or any shares of capital stock of any subsidiary except as issued or granted pursuant to any plan described in the SEC Reports of Buyer and to the knowledge of the Buyer, there are no voting trusts, voting agreements, proxies or agreements, instruments or undertakings with respect to the voting of the Buyer Common Stock.

4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement or the Warrant nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of the Buyer, as amended, (b) a breach of, or a default under, or a right to accelerate with respect to, any term or provision of any material contract, commitment or other obligation to which the Buyer or any of its Affiliates is a party or is subject, (c) a violation by the Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award or (d) except as would not have a material adverse effect on the Buyer, the creation of any lien, charge or encumbrance upon any of the Buyer’s assets.

4.5 Consents and Approvals. No consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be made or obtained by the Buyer or any of its Affiliates on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement, the Warrant or the Assumption Agreement and the consummation of the transactions contemplated hereby or thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, interfere in any material way with the ability of the Buyer to consummate the transactions contemplated by this Agreement, the Warrant and the Assumption Agreement and would not have a material adverse effect on the Buyer.

4.6 Brokers. Except for Raymond James & Associates, the Buyer has not employed, and is not subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

4.7 Organizational Documents. Copies of the Certificate of Incorporation and Bylaws of the Buyer, as amended, have been delivered to the Sellers and such copies are accurate and complete, without any amendment, modification or supplement, as of the date of this Agreement and the Closing Date.

4.8 SEC Filings. The Buyer has timely filed all SEC Reports required to be filed by the Buyer and has made such SEC reports available to the Sellers. The SEC Reports (i) as of their respective dates were duly prepared in accordance with the rules and regulations of the SEC applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.9 Litigation. Except as set forth in the SEC Reports, there is no action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute, arbitration, investigation or reported claim pending or, to the Buyer’s knowledge, pending or threatened, before any court or governmental entity, commission, regulatory body, administrative agency or arbitrator directly relating to the transactions contemplated by this Agreement which would result in a material adverse effect on the Buyer.

4.10 Compliance with Laws.

(a) The Buyer has in effect all permits, licenses, certificates and governmental or regulatory authorizations necessary for its to own, lease or operate its material assets and to carry on its business as now conducted, except for those permits, licenses, certificates and governmental or regulatory authorizations the absence of which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Buyer, and there has not occurred any default under any such permit, license, certificate and governmental or regulatory authorization, other than defaults which could not reasonably be anticipated to have, individually or in the aggregate, a material adverse effect on the Buyer.

(b) Since January 1, 2001, the Buyer has not received any notification or communication from any agency or department of federal, state, or local government or any regulatory authority or the staff thereof (i) asserting that Buyer is not, or may not be, in compliance with any laws, rules, regulations, orders, writs or decrees where such noncompliance is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Buyer or (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Buyer.

4.11 No Integration. The Buyer has not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Buyer Common Stock to the Sellers pursuant to this Agreement in a manner that would cause such Buyer Common Stock to fail to be entitled to the exemption afforded by Rule 506 of Regulation D, or under Section 4(2) of the Securities Act.

4.12 Financial Statements. The financial statements and schedules included or incorporated in the SEC Reports fairly present, in all material respects, the financial condition and results of operation and cash flow of the business of the Buyer, as of the dates and for the periods indicated therein, and have been prepared in accordance with GAAP consistently applied in accordance with the Buyer’s past practices.

4.13 No Material Adverse Change. Since March 31, 2004, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a material adverse effect on the Buyer, and (ii) the Buyer has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Buyer in this Agreement which would result in a material adverse effect on the Buyer.

ARTICLE V

COVENANTS OF THE PARTIES PRIOR TO THE CLOSING

5.1 Conduct of Business.

(a) The Sellers covenant and agree that, from the date hereof through the Closing Date, the Sellers shall conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business.

(b) Except as contemplated by this Agreement, from the date hereof through the Closing Date, the Sellers shall not, without the consent of the Buyer, purchase or acquire any assets or properties, whether real or personal, tangible or intangible, that if acquired would be a Transferred Asset hereunder, in an amount in excess of $10,000, and shall not sell, pledge, dispose of or encumber any of the Transferred Assets, except in the ordinary course and in a manner consistent with current practice of the Business and in an amount not to exceed $10,000.

(c) Subject to Section 5.1(b) hereof, the Sellers covenant and agree that, from the date hereof through the Closing Date, the Sellers shall maintain in all material respects the Transferred Assets in their present order and condition, reasonable wear and use excepted, and deliver the Transferred Assets to the Buyer on the Closing Date in such condition.

(d) The Sellers covenant and agree that, from the date hereof through the Closing Date, the Sellers shall take all steps reasonably necessary to maintain the Intellectual Property and other intangible assets of the Sellers.

(e) From the date hereof through the Closing Date, the Sellers covenant and agree that they will not (i) adopt any new plan, program, policy or arrangement that, if it existed as of the Closing Date, would constitute a Plan, or materially modify or amend any existing Plan or (ii) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the Sellers’ employees or consultants, except in the ordinary course of business to the extent consistent with past practice.

(f) The Sellers covenant and agree that, from the date hereof through the Closing Date, the Sellers shall use their commercially reasonable efforts to preserve the business organization of the Sellers in a manner consistent with the current practice of the Business.

(g) The Sellers covenant and agree that, from the date hereof through the Closing Date, the Sellers shall use their commercially reasonable efforts to retain the continued services of the Sellers’ Personnel as of the date hereof.

(h) The Sellers covenant and agree that, from the date hereof through the Closing Date, the Sellers shall use their commercially reasonable efforts to preserve the goodwill of the customers and suppliers of the Business.

(i) From the date hereof through the Closing Date, the Sellers covenant and agree that they shall not adopt any changes to their accounting policies, procedures or practices.

(j) From the date hereof through the Closing Date, the Sellers covenant and agree that they will maintain their present sales and pricing practices.

(k) From the date hereof through the Closing Date, the Sellers covenant and agree that they will (i) maintain the payment and collection practices of their current assets and liabilities, including accounts payable and accounts receivable, in the ordinary course of business consistent with past practice (other than lengthening outstanding accounts payable), (ii) not repay any indebtedness of the Sellers, except accounts payable in the ordinary course of business consistent with past practice, (iii) not declare or pay any dividend or distribution to their Stockholders, and (iv) not sell or otherwise transfer or grant an interest in any accounts receivables.

5.2 Access to Information. From the date hereof through the Closing Date, upon reasonable advance notice, the Sellers shall, and shall cause each of their officers, employees, auditors and agents to (i) afford the Representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Business and (ii) furnish to the Representatives of the Buyer such additional financial and operating data and other information regarding the Business and the Transferred Assets, as the Buyer may from time to time reasonably request for the purpose of consummating the transactions contemplated by this Agreement; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Sellers; and provided further that the Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege or to provide the Buyer with any information which would violate any term or conditionality provision of any agreement. Any disclosure whatsoever during such investigation by the Buyer shall not constitute an enlargement of, or additional representations or warranties of, the Sellers beyond those specifically set forth in this Agreement. Notwithstanding the foregoing, to the extent that the Sellers shall not provide the Buyer with certain information that is subject to confidentiality provisions, the Sellers shall use their commercially reasonably efforts to obtain waivers to any such confidentiality provision of such agreements. The Sellers shall also disclose to the Buyer which agreements contain terms or confidentiality provisions that prevent the Sellers from disclosing any additional information with respect to such agreements.

5.3 Regulatory and Other Authorizations.

(a) Each of the Sellers and the Buyer will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and foreign regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement or the Assumption Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided that neither the Sellers (prior to Closing) nor the Buyer (after the Closing) shall be required to dispose of any Transferred Assets in order to obtain such authorizations, consents, order and approvals. Neither the Sellers nor the Buyer will take any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

(b) If, in order to properly prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either the Sellers or the Buyer be furnished with additional information relating to the Business, the Transferred Assets or Assumed Liabilities and such information is in the possession of the other party, such party agrees to use its commercially reasonable efforts to furnish such information in a timely manner to such other party, at the cost and expense of the party being furnished such information.

5.4 Sales and Transfer Taxes. The Sellers hereby assume liability for and shall pay all sales, transfer and similar Taxes incurred as a result of the sale of the Transferred Assets. The Sellers will file all necessary Tax Returns and other documents required to be filed with respect to all such taxes.

5.5 Insurance. Through the Closing Date, the Sellers will continue to maintain insurance policies providing insurance coverage for the Business and Transferred Assets of the kinds, in the amounts and against the risks substantially as are presently provided pursuant to the policies set forth in Section 3.19 of the Sellers Disclosure Memorandum for the Business and the Transferred Assets.

5.6 Further Action. Each of the Sellers and the Buyer shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.7 Non-Assignable Leases, Contracts, and Permits.

(a) Nothing in this Agreement shall constitute an agreement to assign any Lease, Contract, or Permit (i) which, by its terms or by law, is not assignable without the consent of the other party or parties to such Lease, Contract, or Permit unless such consent shall have been given, or (ii) if any attempted assignment thereof, without the consent of the other party or parties, would constitute a breach thereof, or would contravene any law or regulation. If any such consent shall not be obtained, then the Sellers and the Buyer shall, at the request of the Buyer, do all things reasonably necessary and cooperate with each other in any legal and reasonable arrangement designed to provide for the Buyer the benefit of any such Lease, Contract, or Permit, including maintaining the Sellers’ Permits (and any bond or other financial security posted in connection with the issuance thereof) until issuance of similar permits to the Buyer. With respect to any non-assignable customer contracts and orders (including bids) made in the name of the Sellers which the Buyer has assumed in accordance with Section 1.3, the Buyer, acting in the capacity of subcontractor, to the extent not prohibited under such contracts and orders, shall complete and deliver to customers the work and products represented by such contracts or orders. In conjunction with the Buyer, and at the Buyer’s direction, the Sellers shall invoice and collect the accounts receivable for such orders for the Buyer’s account, segregate the funds and promptly pay to the Buyer any amounts so collected.

(b) Notwithstanding the aforementioned, the Sellers shall use their commercially reasonable efforts to obtain, at their sole cost and expense, prior to the Closing all consents and estoppels which, in the reasonable judgment of the Buyer, are necessary or appropriate for the transfer or assignment of each of the material Transferred Assets and the Business to the Buyer and the consummation of the transactions contemplated hereby. To the extent any consent or estoppel would require any additional payment, concession or other obligation by the Buyer after the Closing or an alteration or amendment the terms of an agreement, the Sellers shall notify the Buyer and such consent or estoppel and the conditions thereunder shall be approved by the Buyer in writing before any of the Sellers agree to such payment, concession, obligation, alteration or amendment. All such consents and estoppels shall be in writing and in form and substance reasonably satisfactory to the Buyer, and executed counterparts thereof will be delivered to the Buyer promptly after receipt thereof but in no event later than the Closing Date.

5.8 Sellers Disclosure Memorandum. The Sellers shall have the obligation from the date hereof until the Closing Date to supplement or amend the Sellers Disclosure Memorandum being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Sellers Disclosure Memorandum; provided, however, that for the purpose of the rights and obligations of the parties, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by the Buyer or to preclude the Buyer from seeking a remedy in damages for losses incurred as a result of such supplemented or amended disclosure, subject to the offsets and limitations set forth in Section 8.3(b).

5.9 Notification of Changes. Between the date hereof and the Closing Date, the Sellers shall promptly notify the Buyer in writing of any material adverse change in the financial condition of the Business, any material damage to or loss of any of the Transferred Assets, or the institution of or, if known by the Sellers, the threat of institution of legal, administrative, or other proceedings against the Sellers, related to the Business, or the occurrence or existence of any unasserted proceedings known to the Sellers that are reasonably likely to be asserted.

5.10 Accounts Payable. As of or simultaneously with the Closing, the Sellers shall have paid all accounts payable, notes payable and all other monies payable by the Sellers for sales and deliveries of goods or performance of services with respect to the Business that were due and payable according to the net terms under the applicable original billing terms of the vendor or third party obligee, as evidenced by a writing with such vendor or obligee, other than with respect to Mack and MSL.

5.11 Notice of Stockholder Action by Written Consent in Lieu of Meeting. Within three (3) business days after the date of this Agreement, in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Parent’s Certificate of Incorporation and Bylaws, the Parent shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Parent that did not execute the written consent dated as of the date hereof in which the Stockholders of the Company adopted and approved this Agreement and the transactions contemplated hereby (the “Stockholder Consent”). The Stockholder Notice shall provide the stockholders to whom it is sent with notice of the actions taken in the Stockholder Consent, including the approval of the Agreement. Prior to mailing the Stockholder Notice, the Buyer will have the right to review and approve the Stockholder Notice.

5.12 Officers’ and Directors’ Indemnification. Prior to the Effective Time, the Parent shall purchase an extended reporting period endorsement (a so-called “tail policy”) under the Parent’s existing directors’ and officers’ liability insurance coverage for three (3) years following the Effective Time and on substantially similar terms as currently provided by the Parent to such directors and officers; provided that (i) the Buyer shall reimburse the Parent for up to $30,000 of the premium for such insurance coverage and (ii) the Selling Stockholders Representative shall reimburse the Parent out of proceeds to be distributed to the Stockholders from the Purchase Price for the balance of the premium for such insurance coverage on behalf of the Stockholders.

5.13 Stock Options. Prior to the Effective Time, the Parent shall have delivered notice to all holders of outstanding awards under the 2000 Stock Option and Incentive Plan, as amended, notifying such holders that (i) upon the consummation of the transactions contemplated herein, the 2000 Stock Option and Incentive Plan, as amended, and all outstanding awards thereunder will terminate and (ii) all awards under such plans will vest and become exercisable within a specified period of time prior to the Effective Time, as determined by the administrator of the 2000 Stock Option and Incentive Plan, as amended.

5.14 Amendment to this Agreement; Documents. The parties hereto shall cooperate in good faith to negotiate, execute and deliver any necessary amendment to this Agreement and/or other ancillary documents in order to effect a transfer of the Transferred Assets under the Laws of the United Kingdom and Germany under terms consistent with the intent of the parties under this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, all or any of which may be waived, in whole or in part, by the Sellers:

(a) Representations and Warranties; Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing (provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “material adverse effect” shall be true and correct in all respects), with the same force and effect as if made on and as of the Closing Date, and all the covenants and other obligations contained in this Agreement to be complied with by the Buyer on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate of the Buyer to such effect signed by a duly authorized officer thereof;

(b) No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby, or, to the knowledge of any party, any pending or threatened action by any governmental authority or private party prohibiting or seeking to prohibit the consummation of this Agreement or the transactions contemplated hereby which, in the reasonable judgment of the Sellers, would make it inadvisable to consummate the transactions contemplated by this Agreement;

(c) Assumption Agreement. The Buyer and the Sellers shall have executed and delivered the Assumption Agreement;

(d) Registration Rights Agreement. The Buyer shall have executed and delivered the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), with respect to the Buyer Common Stock issued to the Sellers pursuant to the Closing Stock Payment and the Warrant;

(e) Certified Resolutions and Incumbency. The Parent shall have received a certificate of the Secretary or Assistant Secretary of the Buyer containing a true and correct copy of the resolutions duly adopted by the board of directors of the Buyer, approving and authorizing the execution and delivery of this Agreement and related documents and the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of the Buyer shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect. In addition, the Parent shall have received a certificate of incumbency of the Buyer executed by an executive officer and Secretary or Assistant Secretary of the Buyer, listing the officers of the Buyer authorized to execute this Agreement and the instruments of transfer on behalf of the Buyer, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of the Buyer in connection with the consummation of the transactions contemplated herein;

(f) Additional Documents. The Parent shall have received such additional documents, certificates, payments, assignments, transfers and other deliveries as it or its counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated, including such documents, certificates, payments, assignments, transfers and other deliveries mutually acceptable to the Buyer and Sellers to effect a transfer of the Transferred Assets under the Laws of the United Kingdom and Germany; and

(g) Foreign Transfers. The structure of the transfer of the Transferred Assets in the United Kingdom and Germany shall be acceptable to Parent.

6.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, all or any of which may be waived, in whole or in part, by the Buyer:

(a) Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing (provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be true and correct in all respects and those representations and warranties in Section 3.7 shall be true and correct in all respects), with the same force and effect as if made on and as of the Closing, and all the covenants and other obligations contained in this Agreement to be complied with by the Sellers on or before the Closing Date shall have been complied with in all material respects, and the Buyer shall have received a certificate of each of the Sellers to such effect signed by a duly authorized officer thereof;

(b) No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby or, to the knowledge of any party, any pending or threatened action by any governmental authority or private party prohibiting or seeking to prohibit the consummation of this Agreement or the transactions contemplated hereby or, which seeks to enjoin the operation of all or a material portion of the Business or the Transferred Assets, which, in the reasonable judgment of the Buyer, would make it inadvisable to consummate the transactions contemplated by this Agreement;

(c) Consents. The Sellers shall have obtained and delivered to the Buyer the consent and approval of Mack required for the assignment and delivery to the Buyer of that certain Manufacturing Agreement dated April 4, 2003 by and between the Parent and Mack. Such consent and approval shall be in the most recent form approved by the Buyer;

(d) Certified Resolutions and Incumbency. The Buyer shall have received a certificate of the Secretary or Assistant Secretary of each of the Sellers containing a true and correct copy of the resolutions duly adopted by the board of directors of the Sellers, approving and authorizing the execution and delivery of this Agreement and related documents and the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of the Sellers shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect. In addition, the Buyer shall have received a certificate of incumbency of the Sellers executed by an executive officer and Secretary or Assistant Secretary of each of the Sellers, listing the officers of the Sellers authorized to execute this Agreement and the instruments of transfer on behalf of the Sellers, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of the Sellers in connection with the consummation of the transactions contemplated herein;

(e) Instruments of Transfer. The Sellers shall have delivered to the Buyer such warranty deeds, quitclaim deeds, bills of sale, motor vehicle titles, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to the Buyer all in form and substance reasonably satisfactory to counsel to the Buyer to vest in the Buyer all of the Sellers’ rights, title, and interest with respect to the Transferred Assets, free and clear of all liens, charges, encumbrances, pledges, or claims of any nature, other than Permitted Encumbrances, other than with respect to those consents that have not been obtained prior to Closing;

(f) Condition of Transferred Assets. On the Closing Date, all of the Transferred Assets shall be in substantially the same condition at the close of business as on the date hereof, except for ordinary use and wear thereof and changes occurring in the ordinary course of business or expressly permitted by this Agreement between the date hereof and the Closing Date, and the Buyer shall have received a certificate dated as of the Closing Date, executed by an authorized officer of each of the Sellers to such effect; provided, however, if on or prior to the Closing Date any of the Transferred Assets shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of the Sellers (whether or not similar to the foregoing) to an extent which, in the reasonable opinion of the Buyer, materially affects the value of the Transferred Assets, taken as a whole, the Buyer shall have the right either (a) to terminate this Agreement and all of the Buyer’s and the Sellers’ obligations hereunder without either party incurring any liability as a result of such termination or (b) to consummate the transactions provided for herein and be paid the full amount of all insurance proceeds, if any, paid or payable to the Sellers, in respect of such loss plus an amount up to a maximum of $50,000 equal to any deductible or co-insurance reserve applicable to such loss. If under the circumstances described in the foregoing sentence, the Buyer shall elect to consummate the transactions provided for herein, the Sellers shall, on demand, pay to the Buyer the full amount of any insurance proceeds received by the Sellers in respect of any such loss, together with up to a maximum of $50,000 of any deductible or co-insurance reserve applicable to such loss;

(g) Additional Documents. The Buyer shall have received such additional documents, certificates, payments, assignments, transfers and other deliveries as it or its counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated, including such documents, certificates, payments, assignments, transfers and other deliveries mutually acceptable to the Buyer and Sellers to effect a transfer of the Transferred Assets under the Laws of the United Kingdom and Germany;

(h) Certificate of Non-Foreign Status and State Tax Clearance Certificates. The Parent shall have delivered to Buyer a duly executed certificate stating that the Parent is not a “foreign person” for United States income Tax purposes, in accordance with Section 1445 and Section 897 of the Code. In addition the Parent shall have provided to Buyer a certificate or certificates from all taxing jurisdictions in which the Parent has filed Tax Returns stating that no sales or use or income withholding Taxes are due prior to the Closing Date;

(i) Accredited Investor Questionnaires and Representation Letters. Effective as of the Closing, each stockholder of the Parent entitled to receive the Acquired Stock and/or the Warrant upon any distribution of the consideration hereunder by the Parent shall have executed as of the date hereof an Accredited Investor Questionnaire and Investor Representation Letter, substantially in the form attached hereto as Exhibit D (the “Accredited Investor Questionnaire”);

(j) Black Point Partners Warrant. The Buyer shall have received written evidence satisfactory to the Buyer that the Warrant dated June 25, 2002 held by Black Point Partners, Inc. has been either exercised in full or terminated as of the Closing;

(k) Evidence of Discharge of Liens. The Buyer shall have procured from the Sellers evidence reasonably satisfactory to the Buyer and its counsel that the Liens on the Transferred Assets (other than the Liens held by ICI Chemicals & Polymers Limited in the United Kingdom) have been fully discharged, released and terminated;

(l) Foreign Transfers. The structure of the transfer of the Transferred Assets in the United Kingdom and Germany shall be acceptable to Buyer; and

(m) Accounts Payable. The Sellers shall have paid all accounts payable, notes payable and all other monies payable by the Sellers for sales and deliveries of goods or performance of services with respect to the Business, other than with respect to Mack and MSL, that were due and payable according to the net terms under the applicable original billing terms of the vendor or third party obligee and the Buyer shall have received written evidence satisfactory to the Buyer of such payment.

ARTICLE VII

COVENANTS OF THE PARTIES AFTER THE CLOSING

7.1 Confidentiality. The Confidentiality Agreement dated May 4, 2004, as amended on June 15, 2004 between the Parent and the Buyer and attached as Exhibit E (the “Confidentiality Agreement”) is incorporated by reference herein and shall continue in full force and effect through the Closing Date. The definition of “Confidential Information” contained in the Confidentiality Agreement is hereby amended to include this Agreement, all schedules and exhibits to this Agreement, and all information obtained from the Sellers pursuant to Section 7.2

7.2 Books and Records; Access to Information.

(a) The Sellers agree that on and after the Closing Date they will permit the Buyer and its Representatives, during normal business hours, to have access to and to examine and take copies of all books and records of the Sellers which are not delivered to the Buyer pursuant to this Agreement and which relate to the Business or the Transferred Assets, whether with respect to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date. All books and records of the Sellers relating to the Business or the Transferred Assets and not delivered to the Buyer pursuant hereto will be preserved by the Sellers for a period of not less than seven years following the Closing Date.

(b) The Buyer agrees that it shall preserve and keep all books and records with respect to the Transferred Assets and Assumed Liabilities for a period of at least seven years from the Closing Date. During such seven-year period, Sellers and their duly authorized Representatives shall, upon reasonable advance notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

(c) The Buyer agrees to receive, maintain and make available to the Sellers for inspection and photocopying during normal business hours all records, data and analyses of the Business, including without limitation all records, data and analyses relating to the Business prior to the Closing Date, with respect to quality control, environmental rules and regulations and employee health and safety, including, without limitation, all applicable documents and records issued by or pertaining to regulations promulgated by the Occupational Safety and Health Administration, the Environmental Protection Agency, or state agencies.

(d) The Sellers and the Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes, preparation for litigation or investigation of claims in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, documents and records, or portions thereof, relating exclusively to the Business (but not including income or franchise Tax Returns or portions thereof). Each of the Sellers and the Buyer shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding Section 7.2(b), each of the Sellers and the Buyer will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Business for the taxable year of the Sellers ending on or after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such Tax Returns and other documents relate (and, to the extent notified by the other party in writing, any extensions thereof). Any information obtained under this Section 7.2(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(e) After the Closing Date, the Sellers and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim included within any Transferred Asset, Excluded Asset, Assumed Liability or Excluded Liability, as the case may be, including making available records relating to such claim and furnishing, without expense, management employees of the party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any proceeding relating to such claim; provided, however, that the foregoing right to cooperation shall not be exercisable by one party in such a manner as to interfere unreasonably with the normal operations and business of the other party. Each party shall reimburse the other for all expenses incurred by such other party pursuant to this Section 7.2(e), including salary expenses of employees who are required to be away from their normal place of employment.

7.3 Mail Received After Closing. (a) In the event that the Buyer receives after the Closing any mail or other communications addressed to any of the Sellers, the Buyer may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to the Business or any of the Transferred Assets or to any of the Assumed Liabilities, including the right to endorse without recourse the name of the Sellers on any check received by the Buyer with respect to the Business or the Transferred Assets, and to deal with the proceeds in accordance with the terms of this Agreement. The Buyer agrees to deliver promptly or cause to be delivered to the Sellers all other mail and the contents thereof which does not relate to the Transferred Assets or the Assumed Liabilities.

(b) In the event that the Sellers receive after the Closing Date mail or other communications addressed to the Sellers which relates to the Business or any of the Transferred Assets or the Assumed Liabilities, the Sellers shall promptly deliver or cause to be delivered all such mail and the contents thereof to the Buyer. The Sellers agree to cooperate with the Buyer and to make arrangements (including “lock box” and other banking arrangements) reasonably necessary in order to properly deal with checks addressed to the Sellers but which belong to the Buyer pursuant to this Agreement, and to properly direct the proceeds thereof to the Buyer.

7.4 No Solicitation and No Competition. For a period of two years following the Closing, the Sellers shall not, directly or indirectly, solicit, induce to leave employment or offer employment to any employee of the Buyer, or any employee of any Affiliate of the Buyer in each case whose duties relate solely to the Business, to leave such employment. For a period of two years following the Closing, the Sellers shall not, within the Territory, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise where such business in engaged in a business that is the same or substantially similar to the Business.

7.5 Discharge of Business Obligations. From and after the Closing Date, the Sellers shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities included within the Excluded Liabilities.

7.6 UCC Matters. From and after the Closing Date, the Sellers will promptly refer all inquiries with respect to ownership of the Transferred Assets or the Business to the Buyer. In addition, the Sellers will execute such documents and financing statements as the Buyer may reasonably request from time to time to evidence transfer of the Transferred Assets to the Buyer, including any necessary assignments of financing statements.

7.7 Transition with Mack. The Buyer shall use its commercially reasonable efforts to cooperate with Mack following the Closing in order to facilitate an orderly transition of the manufacturing from Mack to the Buyer. The Buyer shall use all inventory held by Mack or the Parent on the Sellers’ behalf to the extent that such inventory is useable and saleable in the ordinary course of business but in no event shall the Buyer be obligated to use excess or obsolete inventory.

7.8 Name Change. The Sellers shall, simultaneously with the Closing, cease to use in any manner whatsoever the name “Net to Net Technologies, Inc.,” “Net to Net Technologies Ltd” or “Net to Net Technologies GmbH” and the trade names included among the Transferred Assets, except in connection with Tax Returns, filings with other governmental authorities and similar purposes. The Sellers agree, within ten (10) days of the Closing, to change their corporate names to names that do not contain the word “Net.”

7.9 Prohibited Distributions by the Parent. For purposes of its obligations under Article VIII and for a period of eleven (11) months after the Closing Date, the Parent and the Stockholders covenant and agree that the Parent shall not distribute to any Person (including any of its stockholders) an amount equal to twelve percent (12%) of the Purchase Price (the “Indemnification Reserve”). The Indemnification Reserve shall be comprised equally of cash and Buyer Common Stock.

7.10 Restrictive Legend. The Parent understands that the certificate evidencing the Buyer Common Stock and the Warrant shall bear the following legend when issued at Closing:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES, OR “BLUE SKY,” LAWS OF ANY STATE OR OTHER DOMESTIC OR FOREIGN JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION AND RESALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE FOR SUCH TRANSACTIONS UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS.”

In addition, the Parent acknowledges that the certificate evidencing the Buyer Common Stock and the Warrant shall bear any additional legend required by any other applicable domestic or foreign securities or blue sky laws.

The Buyer will direct its transfer agent and registrar to maintain stop transfer instructions on record for the Buyer Common Stock issued to the Parent hereunder until it has been notified by the Buyer, upon the advice of counsel, that such instructions may be waived consistent with the Securities Act and applicable domestic and foreign securities laws. Such stop transfer instructions will limit the method of sale or transfer of the Buyer Common Stock issued to the Parent hereunder, consistent with Rule 144 or other available exemptions from registration under the Securities Act. Any transfers other than pursuant to a registration statement under the Securities Act will require an opinion of counsel reasonably satisfactory to the Buyer and its counsel prior to such transfers, except that the Parent, subject to the prohibitions and limitations set forth in Section 7.9 hereof, may distribute the Buyer Common Stock to certain stockholders of the Parent (all of whom are “accredited investors” as defined in Regulation D under the Securities Act) entitled to receive such Buyer Common Stock upon any distribution of the consideration hereunder.

7.11 Value Added Tax.

(a) Parent, Limited and the Buyer shall use all reasonable endeavors so that the sale of the Transferred Assets in the United Kingdom under this Agreement is treated by H.M. Customs & Excise as a transfer of a business as a going concern for the purposes of both section 49(1) VATA 1994 and article 5 Value Added Tax (Special Provisions) Order 1995.

(b) The Buyer declares that it is [duly registered for VAT purposes under registration number [    ]] OR [a member of a group of companies for VAT purposes of which the representative member is duly registered for those purposes under registration number [    ]] and that the Buyer shall upon and immediately after the Closing use the Transferred Assets to carry on the same kind of business in the United Kingdom (whether or not as part of any existing business of the Buyer) as that carried on by the Sellers in relation to the Transferred Assets in the United Kingdom before Closing.

(c) Parent and Limited shall, as soon as reasonably possible after Closing, deliver to the Buyer all the records of the Business for VAT purposes that are required under section 49(1)(b) VATA 1994 to be preserved by the Buyer in place of Parent or Limited and shall not at any time make a request to H.M. Customs & Excise for those records to be taken out of the custody of the Buyer.

(d) The Buyer shall, for a period of not less than six years from Closing (or for such longer period as may be required by Law), preserve the records delivered to it pursuant to Section 7.11(c) and, upon being given reasonable notice by Parent, Limited or their agents, the Buyer shall make those records reasonably available to Parent, Limited or their agents for inspection.

(e) If, notwithstanding the provisions of Section 7.11(a), H.M. Customs & Excise shall determine that VAT is chargeable in respect of the supply of all or any part of the Transferred Assets under this Agreement, the Parent or Limited shall notify the Buyer of that determination promptly and Parent or Limited shall promptly remit such VAT to H.M Customs & Excise.

7.12 U.K. Employees.

(a) The parties hereto anticipate that with respect to persons employed by Limited as of the Closing Date (collectively, the “Limited Employees”), the Transfer of Undertakings (Protection of Employees) Regulations (the “TUPE Regulations”) will apply to the transfer of the Transferred Assets under this Agreement, so that the contracts of employment of the Limited Employees (except in respect of terms relating to occupational pension arrangements) will have effect from the Closing Date as if originally made between the Buyer and the Limited Employees.

(b)

(i) If for any reason the Buyer desires to terminate the contract of employment of any Limited Employee, the Sellers, in consultation with the Buyer, will, within 14 days of being so requested by the Buyer, make to that person an offer in writing to employ him under a new contract of employment, to take effect upon such termination, identical in all respects to that person’s contract of employment immediately before the date of this Agreement.

(ii) Once that offer has been made (or 14 days after the Buyer has provided a notice of termination pursuant to the immediately preceding paragraph), the Buyer may terminate the employment of the person concerned, and the Parent and Limited will indemnify the Buyer against the costs of that Limited Employee’s employment, the termination of that employment and any Liabilities, or costs relating to that employee which transfer to the Buyer under Regulation 5 of the TUPE Regulations.

(c) All wages, salaries, liabilities in respect of the U.K. Pay As You Earn System and U.K. National Insurance Contributions and other periodic outgoings in respect of the Limited Employees which relate to a period after the Closing Date shall be borne by the Buyer and on or before the Closing Date shall be borne by the Sellers.

7.13 Further Action. Following the Closing, each of the Sellers and the Buyer shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement.

7.14 Foreign Employees. Following the Closing, each of the Sellers and the Buyer shall cooperate with each other in any termination-related negotiations with employees residing in the United Kingdom or Germany, provided that the Sellers shall have the opportunity to lead such negotiations to the extent allowable under Law.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Certain Representations and Warranties. The representations and warranties set forth in Articles III and IV shall survive the Closing for a period of eleven (11) months after the Closing Date.

8.2 Indemnification by the Buyer. (a) The Buyer agrees, subject to the other terms and conditions of this Agreement, to indemnify the Sellers and the Sellers’ directors, officers, employees, Affiliates, successors and assigns (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) against and hold each of them harmless from all liabilities, costs and expenses (including, without limitation, reasonable attorney and expert fees) of and damages to any Seller Indemnified Party, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) arising out of (i) the breach of any representation, warranty, covenant or agreement of the Buyer herein or in any agreement, certificate or exhibit delivered pursuant hereto, including, without limitation, the Assumption Agreement, (ii) the Assumed Liabilities, and (iii) the operation of the Business, as relates to the Transferred Assets, and the Transferred Assets after the Closing Date. No claim for indemnification may be asserted nor may any action be commenced against the Buyer for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Buyer describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) No claim may be made by any Seller Indemnified Party for indemnification with respect to breaches of representations and warranties pursuant to this Section 8.2 unless the aggregate of all liabilities and damages of the Sellers (exclusive of legal fees incurred in connection with pursuing such claim) with respect to this Section 8.2 shall exceed in the aggregate one percent (1%) of the Purchase Price (the “Basket Amount”) and then only to the extent such indemnification obligation exceeds the Basket Amount; provided, however, that no indemnification shall be available with respect to any liability or damage with respect to breaches of representations and warranties if the aggregate of all liabilities and damages for which the Sellers have received indemnification shall have exceeded twelve percent (12%) of the Purchase Price. For the purposes of this subsection (b), in computing such aggregate amount of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto.

(c) Payments by the Buyer pursuant to subsection (a) of this Section 8.2 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment payable to the Sellers or any Affiliate from any third party with respect thereto.

(d) Each Seller Indemnified Party agrees to give the Buyer prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Seller Indemnified Party may request indemnification hereunder. The failure of such Seller Indemnified Party to notify the Buyer of such claim shall not reduce the payment hereunder with respect to such claim except to the extent the Buyer demonstrates that the defense of such claim is materially prejudiced by such failure. Within twenty (20) days after receiving such notice, the Buyer shall provide written notice to the Seller Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Buyer fails to provide such notice that it disputes an indemnification claim within twenty (20) days after receipt thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The Buyer shall have the right to direct, through counsel of its own choosing (subject to the consent of the Seller Indemnified Party, which consent shall not be unreasonably withheld), the defense or settlement of any such claim or proceeding; such Seller Indemnified Party may participate in such defense directly or through counsel, but in such case the expenses of such Seller Indemnified Party shall be paid by such Seller Indemnified Party. The Seller Indemnified Party shall provide the Buyer with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Buyer and aid at the Buyer’s request in the defense or settlement thereof, and the Buyer shall reimburse such Seller Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Buyer elects to direct the defense of any such claim or proceeding, such Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Buyer consents in writing to such payment or unless the Buyer, subject to the last sentence of this subsection (d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Buyer is entered against such Seller Indemnified Party for such liability. If the Buyer shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof (with counsel selected by the Seller Indemnified Party), at the Buyer’s expense. If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this subsection (d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Seller Indemnified Party shall give the Buyer prompt written notice thereof, and the Buyer shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

(e) Except as set forth in this Agreement, the Buyer is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Sellers, after the consummation of the purchase and sale of the Transferred Assets and assumption of Assumed Liabilities by the Buyer contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

8.3 Indemnification by the Parent and the Stockholders.

(a) The Parent, jointly and severally, and each of the Stockholders agree, severally and not jointly, subject to the other terms and conditions of this Agreement, to indemnify the Buyer and the Buyer’s directors, officers, employees, Affiliates, successors and assigns (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) against, and hold each of them harmless from all liabilities, costs and expenses (including, without limitation, reasonable attorney and expert fees) of and damages to any Buyer Indemnified Party, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing), arising out of (i) the breach of any representation, warranty, covenant or agreement of the Sellers herein or in any agreement, certificate or exhibit delivered pursuant hereto, (ii) the operation of the Business and the Transferred Assets prior to the Closing Date, (iii) the failure to deliver good, valid and marketable title to any of the Transferred Assets, (iv) the Excluded Liabilities (including, but not limited to Taxes of the Sellers and Taxes related to the Transferred Assets or Business related to periods, or portions thereof, ending on or prior to the Closing Date), (v) the failure to obtain (and the costs, fees and other obligations associated with the Buyer obtaining after Closing) any consent or estoppel to the assignment of any Lease, Contract, or Permit hereunder, (vi) any Liability or obligation relating to Sellers’ employees arising prior to or as a result of the Closing which as required by Law becomes a Liability or obligation of Buyer, including without limitation any cost or expense incurred by Buyer with respect to the hiring or subsequent termination by Buyer of a former employee of Sellers that Buyer would not have hired, but for a legal requirement to hire or retain such employee or (vii) any termination charge, cancellation charge, mark-up fee or penalty with respect to the transition of the manufacturing from Mack to the Buyer. No claim for indemnification may be asserted nor may any action be commenced against the Parent or the Stockholders for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Parent and/or the Selling Stockholders Representative, as applicable, describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.1 irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) No claim may be made by any Buyer Indemnified Party for indemnification with respect to breaches of representations and warranties or with respect to the failure to obtain any consent or estoppel to the assignment of any Lease, Contract, or Permit hereunder pursuant to this Section 8.3 unless the aggregate of all liabilities and damages (exclusive of legal fees incurred in connection with pursuing such claim) of the Buyer with respect to this Section 8.3 shall exceed in the aggregate the Basket Amount and then only to the extent such indemnification obligations exceed the Basket Amount; provided that no indemnification shall be available with respect to any liability or damage with respect to breaches of representations and warranties if the aggregate of all liabilities and damages for which the Buyer has received indemnification shall have exceeded twelve percent (12%) of the Purchase Price. The aggregate of all claims for indemnification as to any Stockholder shall not exceed the aggregate consideration that such Stockholder receives pursuant to the transaction contemplated by this Agreement (whether paid directly or through the repayment of debt owed to such Stockholder) (for each Stockholder, the “Stockholder Consideration”). And no Stockholder can be liable to make total, cumulative indemnity payments hereunder in excess of that Stockholders Stockholder’s Consideration. For the purposes of this subsection (b), in computing such aggregate amount of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto. Indemnification with respect to clause (v) of Section 8.3(a) hereof shall be available only to the extent of the Holdback.

(c) Payments by the Parent and the Stockholders pursuant to subsection (a) of this Section 8.3 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment payable to the Buyer or any Affiliate from any third party with respect thereto.

(c) Each Buyer Indemnified Party agrees to give the Parent or the Selling Stockholders Representative, as applicable (each a “Seller Indemnifying Party”), prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Buyer Indemnified Party may request indemnification hereunder. The failure of such Buyer Indemnified Party to notify the Seller Indemnifying Party of such claim shall not reduce the payment hereunder with respect to such claim except to the extent the Seller Indemnifying Party demonstrates that the defense of such claim is materially prejudiced by such failure. Within twenty (20) days after receiving such notice, the Seller Indemnifying Party shall provide written notice to the Buyer Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Seller Indemnifying Party fails to give such notice that it disputes an indemnification claim within twenty (20) days after receipt thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The Seller Indemnifying Party shall have the right to direct, through counsel of its own choosing (subject to the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld), the defense or settlement of any such claim or proceeding; such Buyer Indemnified Party may participate in such defense, directly or through counsel, but in such case the expenses of such Buyer Indemnified Party shall be paid by such Buyer Indemnified Party; provided, however, that to the extent any claim relates to the Business or the Transferred Assets, the Buyer Indemnified Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding. The Buyer Indemnified Party shall provide the Seller Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with and aid, at the Seller Indemnifying Party’s request, the Seller Indemnifying Party in the defense or settlement thereof, and the Seller Indemnifying Party shall reimburse such Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Seller Indemnifying Party elects to direct the defense of any such claim or proceeding, the Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller Indemnifying Party consents in writing to such payment or unless the Seller Indemnifying Party, subject to the last sentence of this subsection (d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Seller Indemnifying Party is entered against such Buyer Indemnified Party for such liability. If the Seller Indemnifying Party shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof (with counsel selected by the Buyer Indemnified Party), at the Seller Indemnifying Party’s expense. If the Buyer Indemnified Party assumes the defense of any such claim or proceeding pursuant to this subsection (d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Buyer Indemnified Party shall give the Seller Indemnifying Party prompt written notice thereof, and the Seller Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

(e) Upon determination of the amount of an indemnification claim that is binding on the Parent and the Stockholders, the amount of such claim shall be satisfied (i) by the amount of cash held by the Parent pursuant to the Indemnification Reserve and if such cash is not sufficient to satisfy such indemnification claim, then (ii) the number of shares of the Buyer Common Stock held by the Parent pursuant to the Indemnification Reserve that is equal to the amount of such indemnification claim divided by the value of the Buyer Common Stock issued under this Agreement, valued at the Average Closing Price of the Buyer Common Stock calculated as of the date hereof.

(f) Notwithstanding anything to the contrary in this Agreement, the Buyer may set off any amount to which it is entitled under this Agreement, including this Article VIII, against amounts otherwise payable under the Holdback, Net Cash Adjustment and/or Working Capital Adjustment.

(g) Except as set forth in this Agreement and any certificate or exhibit delivered pursuant hereto, neither the Parent nor the Stockholders nor the Buyer are making any representation, warranty, covenant or agreement with respect to the matters contained herein. Subject to Article IX hereof, no breach of any representation, warranty, covenant or agreement contained herein or in any agreement, certificate or exhibit delivered pursuant hereto (other than those involving fraud alleged with specificity) shall give rise to any right on the part of the parties hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h) Except with respect to breaches of representations, warranties, covenants or agreements contained in this Agreement involving fraud alleged with specificity, indemnification under this Article VIII shall be the exclusive means of recovery by the parties hereto against the other for any breach or violation, or alleged breach or violation, of the representations, warranties, covenants and agreements under this Agreement and shall be in lieu of any other common law or statutory rights or remedies.

ARTICLE IX

TERMINATION AND ABANDONMENT

9.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of the Buyer and the Parent;

(b) by the Buyer or the Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement) in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(c) by the Buyer if on the date of this Agreement the Parent fails to deliver to the Buyer the written consents of the stockholders of the Parent and the Subsidiaries, as the case may be, evidencing the receipt of the Requisite Votes, which consents must be attached to a certificate of the Secretary of the Parent certifying that the Requisite Votes are attached and has been obtained in compliance with the Parent’s Certificate of Incorporation, Bylaws and the DGCL and in compliance with the governing instruments and applicable law of the Subsidiaries, as the case may be;

(d) by the Buyer or the Parent if the Closing has not occurred by August 9, 2004;

(e) by the Buyer in the event that the Average Closing Price of Buyer Common Stock at Closing is more than $6.45; or

(f) by the Parent in the event that the Average Closing Price of Buyer Common Stock is less than $3.47.

9.2 Procedure Upon Termination. In the event of termination and abandonment by the Buyer or by the Parent, or both, pursuant to Section 9.1, written notice thereof shall be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by the parties. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(a) each party hereto will redeliver all documents, work papers and other material (and all copies thereof) of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b) all confidential information received by either party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 7.1.

9.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 and subject to Section 10.11 hereof, this Agreement shall thereafter become void and have no effect, and except as set forth in this Section 9.3, no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 7.1 (Confidentiality), Article X (Miscellaneous) and this Section 9.3 shall survive any such termination. Notwithstanding the foregoing, if the transactions contemplated herein are terminated and/or abandoned pursuant to Section 9.1(b) hereof, the breaching party shall be fully liable to the other party hereto for any such breach or default.

ARTICLE X

MISCELLANEOUS

10.1 Defined Terms. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Accounting Arbitrator” is defined in Section 1.5(b).

“Acquired Stock” is defined in Section 3.27.

“Accredited Investor Questionnaire” is defined in Section 6.2(j).

“Actions” is defined in Section 3.11.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term control of a Person means the possession, direct or indirect, of the power to (i) vote 30% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms and phrases controlling, controlled by and under common control with have correlative meanings.

“Agreement” is defined in the preamble.

“Assumed Liabilities” is defined in Section 1.3.

“Assumption Agreement” means the agreement to be entered into by and between the Sellers and the Buyer in the form of Exhibit A.

“Average Closing Price” means the average of the daily last sales prices for the shares of Buyer Common Stock for the twenty consecutive full trading days on which such shares are actually traded on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by the Buyer) ending at the close of the trading day two full trading days prior to date hereof.

“Basket Amount” is defined in Section 8.2(b).

“Business” is defined in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Buyer” is defined in the preamble.

“Buyer Common Stock” means shares of the common stock of the Buyer, $0.001 par value per share.

“Buyer Indemnified Parties” is defined in Section 8.3(a).

“Buyer Indemnified Party” is defined in Section 8.3(a).

“Closing” is defined in Section 2.1.

“Closing Balance Sheet” is defined in Section 1.7(a).

“Closing Cash Payment” is defined in Section 1.5(a)(i).

“Closing Date” is defined in Section 2.1.

“Closing Net Cash on Hand” is defined in Section 1.7(a).

“Closing Stock Payment” is defined in Section 1.5(a)(iii).

“Closing Working Capital” means the Net Working Capital.

“Closing Working Capital Certificate” is defined in Section 1.7(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Computer Programs” is defined in Section 1.1(i).

“Confidentiality Agreement” is defined in Section 7.1.

“Contracts” is defined in Section 1.1(c).

“DGCL” is defined in Section 5.11.

“Effective Time” is defined in Section 2.1.

“Equipment” is defined in Section 1.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any member of a group of trades or businesses under common control (as defined in Sections 4001(a)(14) or 4001(b)(1) of ERISA) with that entity, or that is required to be considered a single employer with that entity pursuant to Sections 414(b), (c) or (m) of the Code.

“Excluded Assets” is defined in Section 1.2.

“Excluded Liabilities” is defined in Section 1.4.

“Financial Statements” means the balance sheets of the Parent as of June 30, 2004, March 31, 2004 and March 31, 2003 and the income statements and statements of cash flow for the Parent for the years ended March 31, 2004 and March 31, 2003 as previously delivered to the Buyer and attached to Section 3.5 of the Seller Disclosure Memorandum.

“GAAP” means general accepted accounting principles consistently applied in the United States of America, as from time to time in effect.

“Holdback” is defined in Section 1.5(a)(iv).

“Immigration Laws” is defined in Section 3.18(b).

“Indemnification Reserve” is defined in Section 7.9.

“Intellectual Property Rights” means all rights to, all patents, trademarks, trade names, service marks, copyrights, trade secret rights and other intellectual property rights of the Sellers or their Affiliates and any applications or registrations therefor, and all schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used by the Sellers in the Business.

“Inventory” is defined in Section 1.1(d).

“IRS” means the Internal Revenue Service.

“Law” means any code, law (including common law), ordinance, regulation, reporting requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any federal, state, county, local, foreign or other governmental, public or regulatory agency, authority, court, instrumentality, commission, board or body having jurisdiction over the parties hereto.

“Leased Real Property” is defined in Section 1.1(a).

“Leases” is defined in Section 1.1(a).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

“Limited Employees” is defined in Section 7.12.

“Mack” is defined in Section 1.5(a)(iv).

“Material Adverse Effect” means, with respect to the Business or the Transferred Assets, a material adverse effect on the assets, financial condition or properties of the Business and the Transferred Assets, taken as a whole.

“Net Cash Adjustment” is defined in Section 1.7(b).

“Net Cash on Hand” shall mean the cash held in Sellers’ accounts that is part of the Transferred Assets.

“Net Working Capital” shall mean the difference between the Sellers’ (i) current assets, which shall include cash, accounts receivable, inventory, prepaid expenses, and other assets (including security deposits) and (ii) the current portion of the Assumed Liabilities.

“Permits” is defined in Section 1.1(g).

“Permitted Encumbrances” is defined in Section 3.7.

“Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a government or any department or agency thereof or any other entity.

“Personnel” is defined in Section 3.11.

“Plan” means all plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) that are currently or, within the past six years have been, maintained by the Sellers, or to which the Sellers have contributed, that provide incentive compensation, stock options or other stock purchase rights, severance or termination pay, medical, dental, life, disability or accident benefits (whether or not insured), collective bargaining agreements, benefits described in Sections 125 or 129 of the Code, or pension, profit sharing or retirement benefits to, or for the benefit of, any active, former or retired service provider of the Sellers or their spouses or dependents.

“Preferred Stock” is defined in the preamble.

“Purchase Price” means the sum of (i) the Closing Cash Payment, (ii) the Accounts Payable Payment, (iii) the Closing Stock Payment and (iii) the amount of the Holdback, if any, paid by the Buyer to the Parent pursuant to Section 1.5. At any given time that a party is entitled to indemnification under Article VIII, the Purchase Price shall be calculated as of such time.

“Records” is defined in Section 1.1(f).

“Registration Rights Agreement” is defined in Section 6.1(g).

“Regulations” is defined in Section 3.12(a).

“Representative” means any officer, director, principal, agent, employee, counsel, consultant, independent auditor or other representative of a Person.

“Requisite Votes” is defined in the preamble.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all forms, reports and documents together with all exhibits required to be filed with the SEC by the Buyer.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 8.2(a).

“Seller Indemnified Party” is defined in Section 8.2(a).

“Seller Indemnifying Party” is defined in Section 8.3(d).

“Sellers Disclosure Memorandum” is defined in Section 1.1(a).

“Stockholders” is defined in the preamble.

“Stockholder Consent” is defined in Section 5.11.

“Stockholder Notice” is defined in Section 5.11.

“Stockholders Representative” is defined in Section 10.13.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including liability for Taxes of another person.

“Tax Return” means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

“Territory” means all of the geographic areas where, at any time during the two (2) years immediately preceding the Closing Date, the Business was conducted.

“Transferred Assets” is defined in Section 1.1.

“TUPE Regulations” is defined in Section 7.12.

“VAT” means value added tax as provided for in VATA 1994 and any other tax of a similar nature which is introduced in substitution for or in addition to such tax.

“VATA 1994” means the United Kingdom Value Added Tax Act 1994.

“WARN Act” is defined in Section 3.18(c).

“Warrant” is defined in Section 1.5(a)(iii).

“Working Capital Adjustment” is defined in Section 1.7(c).

“Working Capital Objection” is defined in Section 1.7(f).

10.2 Specific Performance. It is expressly understood and agreed that the material breach of any covenant contained in this Agreement will result in irreparable injury to the other party and that therefore such other party shall be entitled to specific performance thereof.

10.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Sellers without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Parent; provided, however, that the Buyer may assign this Agreement without such prior written consent and any of its rights or obligations hereunder in connection with any merger, recapitalization, consolidation or sale of all or substantially all of its assets or equity. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

10.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered in person or by courier or by facsimile transmission as follows (or at such address or facsimile number of which notice shall have been duly given in accordance with this Section 10.4):

If to the Sellers:	Net to Net Technologies, Inc.
112 Corporate Drive
Pease International Tradeport
Portsmouth, NH 03801
Telephone: (603) 422-0691
Facsimile: (603) 422-0611
Attention: Stephen Royal

With a copy to:	Goodwin Procter, LLP
Exchange Place
53 State Street
Boston, MA 02109
Telephone: (617) 570-1000
Facsimile: (617) 523-1231
Attention: Michael Kendall, Esq.

If to the Buyer:	Paradyne Networks, Inc.
8545 126th Avenue North
Largo, FL 33773
Telephone: (727) 530-2209
Facsimile: (727) 530-2210
Attention: Patrick M. Murphy

With a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Telephone: (404) 881-7000
Facsimile: (404) 881-4777
Attention: Craig Apolinsky, Esq.

If to the Stockholders:	Summit Partners
222 Berkeley Street, 18th Floor
Boston, MA 02116
Telephone: (617) 824-1000
Facsimile: (617) 824-1100
Attention: Bruce R. Evans

With a copy to:	Nixon Peabody LLP
100 Summer Street
Boston, MA 02110
Telephone: (617) 345-1000
Facsimile: (617) 345-1300
Attention: David A. Martland, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others. Any failure by any party to deliver copies of any notice shall not, in itself, affect the validity of such notice if otherwise properly made to the other party.

10.5 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

10.6 Resolution of Conflicts; Arbitration.

(a) In the event of any dispute among the parties in connection with this Agreement, including without limitation, disputes over a claim pursuant to Section 8.2 or Section 8.3 but excluding disputes over a claim pursuant to Section 1.5 or Section 1.7 (to the extent the Accounting Arbitrator shall be involved), the Sellers and the Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Parent and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement can be reached after good faith negotiation (or in any event after 60 days from the date of a notice setting forth such dispute), either the Buyer or the Parent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration. The board of arbitration shall be composed of three (3) arbitrators (one to be chosen by the Buyer, one to be chosen by the Sellers and one to be chosen by the first two chosen arbitrators or in accordance with the rules of the American Arbitration Association then existing if the first two chosen arbitrators should fail to choose a third arbitrator within thirty (30) days of their appointment). In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each party and any third party witnesses. In addition, each party hereto may take up to three depositions as of right, and the arbitrators may in their discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrators shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) Business Days before the date of arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement (including, without limitation, persons who have failed or refused to participate in the arbitration process) and the parties hereto agree not to sue to challenge the validity or amount of such claim as decided by the arbitrators. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The arbitrators shall not be empowered to award punitive damages.

(d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Delaware under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

10.7 Entire Agreement; Amendments and Waivers. This Agreement and the exhibits hereto constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.10 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.11 Expenses. Except as otherwise provided herein, the Sellers and the Buyer will each be liable for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, that if this Agreement is terminated pursuant to Section 9.2(b) or 9.2(c), the non-breaching party hereto shall be entitled to reimbursement of its costs and expenses associated with the transactions contemplated by this Agreement from the breaching party.

10.12 Publicity. No press release or any public statement regarding the transactions contemplated hereby shall be issued or made unless the other party hereto agrees and consents to such press release or public statement, which consent shall not be unreasonably withheld by such party; provided, however, that nothing in this Section 10.12 shall be deemed to prohibit any party from making any disclosure which its counsel in good faith deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

10.13 Appointment of Stockholders Representative; Acceptance; Effectiveness. By executing this Agreement, the Stockholders each appoint Bruce R. Evans as such party’s attorney-in-fact and agent, with full power of substitution, to act for and on behalf of such party with respect to any claim or other matter arising under this Agreement or any related agreements. Bruce R. Evans, in his capacity described in the immediately preceding sentence, shall be referred to herein as the “Stockholders Representative.” Each party acknowledges and agrees that the appointment of the Stockholders Representative is coupled with an interest, is therefore irrevocable and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder or the occurrence of any other event. The Stockholders Representative (i) accepts his appointment and authorization to act as attorney-in-fact and agent on behalf of each of the Stockholders in accordance with the terms of this Agreement and (ii) agrees to perform his obligations under this Agreement and otherwise comply with the provisions hereunder. Each party hereto fully and completely, without restrictions, agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Stockholders Representative under this Agreement, and authorizes the Stockholders Representative to (i) dispute or refrain from disputing any claim made by the Buyer under this Agreement, (ii) negotiate and compromise any dispute which may arise under this Agreement, (iii) exercise or refrain from exercising any remedies available under this Agreement, (iv) sign any releases or other documents with respect to any such dispute or remedy, (v) waive any conditions contained in Article VI of this Agreement, (vi) enter into any amendment, waiver or modification of this Agreement and (vii) give such instructions and to do such other things and refrain from doing such other things as the Stockholders Representative in his sole discretion deems necessary or appropriate to carry out the provisions of Article VI of this Agreement. For the avoidance of doubt, the Stockholders Representative is not authorized to take any action in the name of the Stockholders other than as expressly permitted by this Agreement. The Stockholders Representative shall promptly, and in any event within five (5) Business Days, provide written notice to the Stockholders of any action taken by the Stockholders Representative pursuant to the authority granted under this Section 10.13. The Stockholders Representative may be replaced, and any successor appointed, by unanimous written consent of the Stockholders. The Stockholders Representative is acting solely in an agency capacity and will have no personal liability of any type for any action taken in the capacity of the Stockholders Representative in accordance with the terms of this Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith), except in the case of the Stockholders Representative’s gross negligence or willful misconduct. The Stockholders Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of such Stockholder. The Stockholders Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. In connection with the exercise of its duties, the Stockholders Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof (and all other out-of-pocket costs reasonably incurred by the Stockholders Representative incident to discharging his duties under this Agreement) to be allocated among the Stockholders pro rata in accordance with their interests in the Parent, and will have no personal liability of any type hereunder for any actions of any type taken in good faith reliance upon the advice of such advisors. By the execution and delivery of this Agreement, each Stockholder agrees jointly and severally, to indemnify, defend and hold the Stockholders Representative harmless from and against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) which he may suffer or sustain as a result of any action taken in good faith hereunder.

10.14 Bulk Sales Laws. The Buyer hereby waives compliance by the Sellers with the provisions of any applicable “bulk sale” or “bulk transfer” law in connection with the transfer of the Transferred Assets under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

PARADYNE NETWORKS, INC.

By:	/s/ Sean E. Belanger
Name:	Sean E. Belanger
Its:	Chief Executive Officer

SELLERS:

NET TO NET TECHNOLOGIES, INC.

By:	/s/ Kenneth J. Latimer
Name:	Kenneth J. Latimer
Its:	President and Chief Executive Officer

NET TO NET TECHNOLOGIES LTD

By:	/s/ Kenneth J. Latimer
Name:	Kenneth J. Latimer
Its:	President and Chief Executive Officer

NET TO NET TECHNOLOGIES GMBH

By:	/s/ Kenneth J. Latimer
Name:	Kenneth J. Latimer
Its:	President and Chief Executive Officer

For the limited purpose of Section 5.12, Section 7.9, Article VIII and Section 10.13 hereof:

STOCKHOLDERS:

SUMMIT INVESTORS III, L.P.

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	General Partner

SUMMIT V ADVISORS FUND, L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

SUMMIT V ADVISORS FUND (QP), L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

SUMMIT V COMPANION FUND, L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

SUMMIT VENTURES V, L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

NORTH ATLANTIC VENTURE FUND III

By:	/s/ James M. Rice
Name:	James M. Rice
Its:	Managing Director

/s/ Christopher J. Oliver
Christopher J. Oliver

/s/ Keith R. Hoult
Keith R. Hoult

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (the “Amendment”) dated as of August 3, 2004 amends that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of July 24, 2004 by and among Paradyne Networks, Inc., a Delaware corporation, Net to Net Technologies, Inc., a Delaware corporation, Net to Net Technologies Ltd, a private limited company organized and existing under the laws of England and Wales, Net to Net Technologies GmbH, a company organized and existing under the laws of Germany, and for the limited purposes stated therein, Summit Investors III, L.P., a limited partnership organized and existing under the laws of the State of Delaware, Summit V Advisors Fund, L.P., a limited partnership organized and existing under the laws of the State of Delaware, Summit V Advisors Fund (QP), L.P., a limited partnership organized and existing under the laws of the State of Delaware, Summit V Companion Fund, L.P., a limited partnership organized and existing under the laws of the State of Delaware, Summit Ventures V, L.P., a limited partnership organized and existing under the laws of the State of Delaware, North Atlantic Venture Fund III, a limited partnership organized and existing under the laws of the State of Delaware, Christopher J. Oliver, an individual resident of the State of New Hampshire and Keith R. Hoult, an individual resident of the United Kingdom.

WHEREAS, each of the parties hereto has entered into the Purchase Agreement and desires to amend the Purchase Agreement as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the above and the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. The text of Section 1.3(a) of the Purchase Agreement is hereby deleted and replaced in its entirety by the following:

“(a) Subject to Section 5.10 hereof, (u) except with respect to Mack which shall be governed by clause (v) below, trade accounts payable that as of the Closing are not older than the net terms under the applicable original billing terms of the vendor or third party obligee as evidenced by a writing with such obligee, (v) subject to Section 1.3(c), with respect only to Mack, any payment obligations or Liabilities due to Mack by the Parent relating to or arising out of all goods and products that have been shipped by Mack to the Parent within 30 days prior to the Closing Date and payment obligations and Liabilities relating to or arising out of carrying charges relating to periods within 30 days prior to the Closing Date, (x) accrued operating expenses of the Sellers, including outstanding employee payroll salary amounts, bonuses, sales commissions, 401(k) plan matching contributions and miscellaneous employee expense reimbursement amounts in each case and only for the current pay period (except that the Buyer shall assume the expense reimbursement amounts which need not be for the current pay period so long as such amounts would be reimbursed in accordance with Sellers policies and past practices and the accrued employee bonuses and salaries which need not be for the current pay period so long as such amounts do not exceed the amounts set forth on Section 1.3(a) of the Sellers Disclosure Memorandum for such employee), (y) with respect to employees residing in the United States, to the extent an employee hired by the Buyer has agreed to transfer accrued vacation to Buyer in connection with his or her employment in lieu of cash payment for such vacation, then such accrued vacation (but in the case of (u), (v), (x) and (y) only to the extent properly recorded on the Sellers’ Closing Balance Sheet with respect to such amount incurred on or prior to the Closing Date) and (z) any other Liabilities (other than trade accounts payable, accrued operating expenses, accrued vacation, Liabilities resulting from or arising out of (A), (B) or (C) in Section 1.3(b), or Liabilities for which Buyer is entitled to indemnification under this Agreement) of the Business (including receiving accruals, marketing development funds, and extended service agreements, but excluding in each such case, overdue amounts or amounts that, consistent with past practices, would have been paid in prior periods) which, in the case of (u), (v), (x), (y) and (z) above (i) were incurred in the ordinary course of business consistent with past practices, (ii) arose only from expenditures related directly to the Business of the Sellers, (iii) are not payable to or with respect to or for the benefit of any Affiliate of Sellers, (iv) are not intercompany obligations of one Seller to another Seller, and (v) are not Excluded Liabilities;”

2. The following text is hereby inserted into the Purchase Agreement as Section 1.3(c):

“(c) A payment obligation to Mack for accounts payable owed by Parent to Mack in the amount of $1,748,678.99.

3. The text of Section 1.4(b) of the Purchase Agreement is hereby deleted and replaced in its entirety by the following:

“(b) Subject to Section 1.6(c), any federal, state, local or foreign income or other Tax of the Sellers (i) payable with respect to the Sellers or Stockholders or any member of any affiliated group of which either is a member for any period prior to the Closing Date, (ii) incident to or arising as a consequence of the negotiation or consummation by the Sellers or Stockholders or any member of any affiliated group of which either is a member of this Agreement and the transactions contemplated hereby or (iii) arising as a result of the Seller’s allocation of the Purchase Price among the Sellers;”

4. The following text is hereby inserted into the Purchase Agreement as Section 1.4(l):

“(l) Subject to Section 1.3(c), any payment obligations or Liabilities due to Mack by the Parent relating to or arising out of all goods and products that have been shipped by Mack to the Parent prior to 30 days prior to the Closing Date and payment obligations and Liabilities relating to or arising out of carrying charges relating to periods prior to 30 days prior to the Closing Date.”

5. The text of Sections 1.5(a), (a)(i), and (a)(ii) of the Purchase Agreement are hereby deleted and replaced in their entirety by the following:

“(a) Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Transferred Assets, the Buyer shall deliver to the Parent (for the benefit of each of the Sellers) or to Mack an aggregate purchase price equal to the following:

(i) At the Closing, the sum of $2,700,000 to Parent, payable by wire transfer, in immediately available funds, to an account which the Parent shall designate in writing to the Buyer, in lawful money of the United States of America (the “Closing Cash Payment”);

(ii) At the Closing, (A) 252,282 shares of Buyer Common Stock to the Parent (the “Closing Stock Payment”) and (B) 352,557 shares of Buyer Common Stock to Mack (the “Mack Stock Payment”);

6. The text of Section 2.3 of the Purchase Agreement is hereby deleted and replaced in its entirety by the following

“2.3 Buyer’s Deliveries at Closing. At the Closing, the Buyer shall deliver to (i) the Parent (A) the Closing Cash Payment, the Closing Stock Payment and the Warrant, as provided in Section 1.5, (B) the Assumption Agreement duly executed by the Buyer, and (C) the certificates and other agreements contemplated by Article VI, and (ii) to Mack, the Mack Stock Payment.”

7. The text of Section 6.2(i) of the Purchase Agreement is hereby deleted and replaced in its entirety by the following:

“(i) Accredited Investor Questionnaires and Representation Letters. Effective as of the Closing, each stockholder of the Parent entitled to receive the Acquired Stock and/or the Warrant upon any distribution of the consideration hereunder by the Parent, and Mack shall have executed as of the date hereof an Accredited Investor Questionnaire and Investor Representation Letter, substantially in the form attached hereto as Exhibit D (the “Accredited Investor Questionnaire”);”

8. The following text is hereby inserted into the Purchase Agreement as Sections 6.2(n):

“(n) German Rent. The Sellers shall have paid all rent due and outstanding under that certain lease dated April 3, 2001 by and between Net to Net Technologies GmbH and Graf Solous-Laubach’sche Liegenschaftsverwaltung, and the Buyer shall have received evidence satisfactory to the Buyer of such payment.

9. The text of Section 7.8 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“7.8 Name Change. The Sellers shall, simultaneously with the Closing, cease to use in any manner whatsoever the name “Net to Net Technologies, Inc.,” “Net to Net Technologies Ltd” or “Net to Net Technologies GmbH” and the trade names included among the Transferred Assets, except in connection with Tax Returns, filings with other governmental authorities and similar purposes. The Sellers agree, within ten (10) days of the Closing, to change their corporate names to names that do not contain the word “Net,” provided, however, that Net to Net Technologies GmbH shall be entitled to use its name for the purposes set forth in the foregoing sentence and for the purpose and the time of its forthcoming liquidation.”

10. The text of Section 7.11 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“7.11 Value Added Tax.

(a) Parent, Limited and the Buyer shall, in accordance with Section 1.5(b), determine the appropriate allocation of consideration to any Transferred Assets in the United Kingdom in relation to which VAT is chargeable provided that, notwithstanding the time limits specified in Section 1.5(b), such determination shall be made by no later than 5 Business Days before the date on which Parent or Limited is liable to remit VAT to H.M. Customs & Excise in relation to such Transferred Assets.

(b) By no later than the Business Day before the date on which Parent or Limited is liable to remit VAT to H.M. Customs & Excise in relation to the Transferred Assets referred to in Section 7.11(a), the Buyer shall pay to the Parent by way of additional consideration for the Transferred Assets a sum equal to the amount of any VAT chargeable on the supply of the Transferred Assets on the basis of the allocation referred to in Section 7.11(a) against delivery by the Parent of an appropriate tax invoice for VAT purposes.

(c) Parent or Limited will promptly remit any VAT chargeable on the supply of all or any part of the Transferred Assets to H.M. Customs & Excise.”

11. The following text is hereby inserted into the Purchase Agreement as Section 7.15 and Section 7.16:

“7.15 Data Protection Issues. Any transfer of personal information by the Sellers in relation to customers, suppliers and employees will be made in accordance with applicable data protection legislation in foreign jurisdictions. The Sellers agrees to use their commercially reasonable efforts to obtain any consents necessary to allow it to provide such information in foreign jurisdictions.

7.16 Payment to Mack. The Parent shall pay $200,000.00 to Mack on the Closing in satisfaction of the account payable owed by Parent to Mack.”

12. The text of Section 8.2(b) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“(b) No claim may be made by any Seller Indemnified Party for indemnification with respect to breaches of representations and warranties pursuant to this Section 8.2 unless the aggregate of all liabilities and damages of the Sellers (exclusive of legal fees incurred in connection with pursuing such claim but inclusive of amounts paid by the Buyer to Mack under that certain Agreement dated July 30, 2004 by and between the Buyer and Mack (the “Mack Agreement”) for indemnification claims) with respect to this Section 8.2 shall exceed in the aggregate one percent (1%) of the Purchase Price (the “Basket Amount”), and then only to the extent such indemnification obligation exceeds the Basket Amount; provided, however, that no indemnification shall be available with respect to any liability or damage with respect to breaches of representations and warranties if the aggregate of all liabilities and damages for which the Sellers have received indemnification shall have exceeded twelve percent (12%) of the Purchase Price (inclusive of any amounts paid by the Buyer to Mack under the Mack Agreement for indemnification claims). For the purposes of this subsection (b), in computing such aggregate amount of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto.”

13. The text of Sections 8.3(a) and 8.3(b) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“(a) The Parent, jointly and severally, and each of the Stockholders agree, severally and not jointly, subject to the other terms and conditions of this Agreement, to indemnify the Buyer and the Buyer’s directors, officers, employees, Affiliates, successors and assigns (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) against, and hold each of them harmless from all liabilities, costs and expenses (including, without limitation, reasonable attorney and expert fees) of and damages to any Buyer Indemnified Party, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing), arising out of (i) the breach of any representation, warranty, covenant or agreement of the Sellers herein or in any agreement, certificate or exhibit delivered pursuant hereto, (ii) the operation of the Business and the Transferred Assets prior to the Closing Date, (iii) the failure to deliver good, valid and marketable title to any of the Transferred Assets, (iv) the Excluded Liabilities (including, but not limited to Taxes of the Sellers and Taxes related to the Transferred Assets or Business related to periods, or portions thereof, ending on or prior to the Closing Date), (v) the failure to obtain (and the costs, fees and other obligations associated with the Buyer obtaining after Closing) any consent or estoppel to the assignment of any Lease, Contract, or Permit hereunder, (vi) any Liability or obligation relating to Sellers’ employees arising prior to or as a result of the Closing which as required by Law becomes a Liability or obligation of Buyer, including without limitation any cost or expense incurred by Buyer with respect to the hiring or subsequent termination by Buyer of a former employee of Sellers that Buyer would not have hired, but for a legal requirement to hire or retain such employee, (vii) any termination charge, cancellation charge, mark-up fee or penalty with respect to the transition of the manufacturing from Mack to the Buyer, (viii) any Liability or obligation arising as a result of any breach of data protection Laws with respect to foreign employees and the transfer of supplier and customer lists in foreign jurisdictions in connection with the transactions contemplated hereby or (ix) any stamp duty land tax payable by the Buyer in the United Kingdom in connection with the transactions contemplated herein. No claim for indemnification may be asserted nor may any action be commenced against the Parent or the Stockholders for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Parent and/or the Selling Stockholders Representative, as applicable, describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.1 irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) No claim may be made by any Buyer Indemnified Party for indemnification with respect to breaches of representations and warranties or with respect to the failure to obtain any consent or estoppel to the assignment of any Lease, Contract, or Permit hereunder pursuant to this Section 8.3 unless the aggregate of all liabilities and damages (exclusive of legal fees incurred in connection with pursuing such claim but inclusive of amounts paid by Mack to the Buyer under the Mack Agreement for indemnification claims) of the Buyer with respect to this Section 8.3 shall exceed in the aggregate the Basket Amount and then only to the extent such indemnification obligations exceed the Basket Amount; provided that no indemnification shall be available with respect to any liability or damage with respect to breaches of representations and warranties if the aggregate of all liabilities and damages for which the Buyer has received indemnification shall have exceeded twelve percent (12%) of the Purchase Price (inclusive of any amounts paid by Mack to the Buyer under the Mack Agreement for indemnification claims). The aggregate of all claims for indemnification as to any Stockholder shall not exceed the aggregate consideration that such Stockholder receives pursuant to the transaction contemplated by this Agreement (whether paid directly or through the repayment of debt owed to such Stockholder) (for each Stockholder, the “Stockholder Consideration”). And no Stockholder can be liable to make total, cumulative indemnity payments hereunder in excess of that Stockholders Stockholder’s Consideration. For the purposes of this subsection (b), in computing such aggregate amount of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto. Indemnification with respect to clause (v) of Section 8.3(a) hereof shall be available only to the extent of the Holdback.”

14. The following definition of “Purchase Price” found in Section 10.1 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“Purchase Price” means the sum of (i) the Closing Cash Payment, (ii) the Closing Stock Payment (valued at the Average Closing Price), (iii) the Mack Stock Payment (valued at the Average Closing Price) and (iv) the amount of the Holdback, if any, paid by the Buyer to the Parent pursuant to Section 1.5. At any given time that a party is entitled to indemnification under Article VIII, the Holdback portion of the Purchase Price shall be calculated based on the amount of the Holdback paid to Parent as of such time.”

15. The following text should is hereby inserted into the Purchase Agreement at Section 10.1:

“Default” means (a) any breach or violation of, default under, contravention of, or conflict with, any Contract, Lease, Law or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Lease, Law or Permit or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to prematurely terminate, revoke, suspend, cancel or renegotiate any Contract, Lease, Law or Permit, or to prematurely accelerate the maturity of or performance under any Contract or Lease.”

16. The following is hereby inserted into the Purchase Agreement as Section 10.15:

“10.15 No Intention to Benefit Third Parties. Nothing in this Agreement is intended to benefit any Person other than the parties hereto or to create any third party beneficiary right in any other Person.”

17. Section 1.1(c) of the Sellers Disclosure Memorandum is hereby amended to include the following, in addition to those items of Contracts listed on such Schedule on the date of the Purchase Agreement:

“In addition, Net to Net Technologies GmbH and Limited also lease three automobiles and one automobile, respectively, for use by their employees pursuant to certain automobile leases as follows: (i) Lease with Volkswagen Leasing Number 505425124, (ii) BMW Contract Hire Number 771677 (730d Sport with Concours), and (iii) Audi Leasing Number 3658927 (Audi A6 Avant). Copies of these leases have been provided to counsel for the Buyer.”

18. Section 3.14(d)(4) of the Sellers Disclosure Memorandum is hereby deleted and replaced in its entirety with the following:

“Parent has abandoned certain trademark filings. See Section 1.1(e) to this Disclosure Memorandum.”

19. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. This Amendment shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

21. Except as specifically amended hereby, the Purchase Agreement shall remain in full force and effect as is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

PARADYNE NETWORKS, INC.

By:	/s/ Sean E. Belanger
Name:	Sean E. Belanger
Its:	Chief Executive Officer

SELLERS:

NET TO NET TECHNOLOGIES, INC.

By:	/s/ Kenneth J. Latimer
Name:	Kenneth J. Latimer
Its:	President and Chief Executive Officer

NET TO NET TECHNOLOGIES LTD

By:	/s/ Kenneth J. Latimer
Name:	Kenneth J. Latimer
Its:	President and Chief Executive Officer

NET TO NET TECHNOLOGIES GMBH

By:	/s/ Kenneth J. Latimer
Name:	Kenneth J. Latimer
Its:	President and Chief Executive Officer

For the limited purpose of Section 5.12, Section 7.9, Article VIII and Section 10.13 thereof:

STOCKHOLDERS:

SUMMIT INVESTORS III, L.P.

By:	/s/ Bruce R. Evans
Name:	Brice R. Evans
Its:	General Partner

SUMMIT V ADVISORS FUND, L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

SUMMIT V ADVISORS FUND (QP), L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

SUMMIT V COMPANION FUND, L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

SUMMIT VENTURES V, L.P.

By:	Summit Partners V, L.P.
Its General Partner

By:	/s/ Bruce R. Evans
Name:	Bruce R. Evans
Its:	Member

NORTH ATLANTIC VENTURE FUND III

By:	/s/ James M. Rice
Name:	James M. Rice
Its:	Managing Director

/s/ Christopher J. Oliver
Christopher J. Oliver

/s/ Keith R. Hoult
Keith R. Hoult